As filed with the Securities and Exchange Commission on December 15, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NovaBay Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	68-0454536
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150

Emeryville, CA 94608

(510) 899-8800

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Mark M. Sieczkarek

Chief Executive Officer

2000 Powell Street, Suite 1150

Emeryville, CA 94608

(510) 899-8800

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Justin M. Hall, Esq. General Counsel NovaBay Pharmaceuticals, Inc. 2000 Powell Street, Suite 1150 Emeryville, CA 94608 (510) 899-8800	Abby E. Brown, Esq. Squire Patton Boggs (US) LLP 2550 M Street, NW Washington, DC 20037 (202) 457-6000	Rick A. Werner, Esq. Jayun Koo, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, NY 10112 (212) 659-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or a emerging growth company.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer (Do not check if a smaller reporting company) ☐	Smaller Reporting Company ☒ Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common stock, par value $0.01 per share(3)	$12,000,000	$1,494
TOTAL	$12,000,000	$1,494

(1)

This amount represents the proposed maximum offering price of the securities registered hereunder that may be sold by the registrant. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes the offering price of the shares of common stock that may be sold if the underwriter’s option to purchase additional shares of common stock is exercised in full.

(3)

Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(A) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(A), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2017
PROSPECTUS

                 Shares of Common Stock

Pursuant to this prospectus, we are offering for sale        shares of our common stock, par value $0.01.

Our common stock is listed on the NYSE American under the symbol "NBY." On December 14, 2017, the last reported sale price of our common stock was $3.42 per share.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 17 of this prospectus for a discussion that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Shares	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)	$	$

________________________

(1)	In addition, we have agreed to reimburse the underwriter for certain out-of-pocket expenses. See “Underwriting” beginning on page 64 of this prospectus.

We have granted the underwriter an option to purchase up to an additional         shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions. The underwriter may exercise its option at any time within 30 days from the date of this prospectus. If the underwriter exercises the option in full, the total underwriting discounts and commissions payable by us will be $         , and the total proceeds to us, before expenses, will be $         .

The underwriter expects to deliver the shares of common stock to the purchasers on or about         , 2017, subject to customary closing conditions.

Sole Book-Running Manager

H.C. Wainwright & Co.

The date of this prospectus is         , 2017.

___________________________________

About This Prospectus

You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the underwriter has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size, competitive position and growth rates of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

Unless the context requires otherwise, all references in this prospectus to "we," "our," "us," the "Company," "NovaBay" and "NovaBay Pharmaceuticals" refer to NovaBay Pharmaceuticals, Inc. and its subsidiaries, and with respect to NovaBay Pharmaceuticals, Inc. refer to the California corporation prior to the date of the Reincorporation (as defined herein), and to the Delaware corporation on and after the date of the Reincorporation.

On December 18, 2015, we effected a 1-for-25 reverse stock split of our outstanding common stock. Unless the context indicates or otherwise requires, all share numbers and share price data included in this prospectus have been adjusted to give effect to such reverse stock split.

The information incorporated by reference or provided in this prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus or any related free writing prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information about our company, this offering and information appearing elsewhere in this prospectus and the documents we incorporate by reference, as listed in the section entitled “Incorporation by Reference.” This summary is not complete and does not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the "Risk Factors" contained in this prospectus and the financial documents and notes incorporated by reference in this prospectus, before making an investment decision.

Our Company

Overview

NovaBay Pharmaceuticals, Inc. is a medical device company predominately focused on eye care. We are currently focused primarily on commercializing Avenova®, a prescription product sold in the United States for cleansing and removing foreign material including microorganisms and debris from skin around the eye, including the eyelid.

Avenova is an eye care product formulated with our proprietary, stable and pure form of hypochlorous acid. Avenova has proven in laboratory testing to have broad antimicrobial properties as a preservative in solution as it removes foreign material including microorganisms and debris from the skin on the eyelids and lashes without burning or stinging.

Our business strategy remains the same since November 2015, when we restructured our business to focus our resources on growing sales of Avenova in the United States.  Our current three-part business strategy is comprised of: (1) focusing our resources on growing the U.S. commercial sales of Avenova, including implementation of a sales and marketing strategy intended to increase product margin and profitability; (2) maintaining low expenses and continuing to optimize sales force efficiency, including expansion of geographical reach and efforts directed to maintain and increase insurance reimbursement for Avenova; and (3) seeking additional sources of revenue through partnering, divesting and/or other means of monetizing non-core assets in urology, dermatology, and wound care.

Pursuant to our business strategy, we have developed additional products containing our proprietary, stable and pure form of hypochlorous acid, including NeutroPhase® for the wound care market and CelleRx® for the dermatology market. Since the launch of NeutroPhase in 2013, we have established a U.S. distribution partner and an international distribution partner in China. We currently do not sell or distribute CelleRx.

Avenova, NeutroPhase, and CelleRx are medical devices cleared by the U.S. Food and Drug Administration (“FDA”) under the Food and Drug Administration Act Section 510(k). The products are intended for use under the supervision of healthcare professionals for the cleansing and removal of foreign material, including microorganisms and debris. For wound treatment, NeutroPhase® is also intended for use under the supervision of healthcare professionals for moistening absorbent wound dressings and cleansing minor cuts, minor burns, superficial abrasions and minor irritations of the skin. It is also intended for moistening and debriding acute and chronic dermal lesions.

Avenova

Prescription Avenova is a saline solution with hypochlorous acid that acts as an antimicrobial preservative in solution and has been shown to neutralize bacterial toxins in laboratory tests, and therefore, we believe that it is suited for daily eyelid hygiene. We have received approximately 750,000 new prescriptions or reorders for Avenova since the launch of the product in 2014. We believe that Avenova offers distinct advantages, when compared to alternative regimens that contain soaps, bleach, and other impurities, as it removes unwanted microorganisms from the skin without the use of harmful ingredients such as detergents and bleach.

We currently believe our target market to be the millions of Americans who suffer from minor irritation of the skin around the eye, making it prudent to utilize a cleanser with the advantages of Avenova. To access our target market, our salesforce is calling on a base of prescribers that includes the approximately 17,000 ophthalmologists and approximately 37,000 optometrists in the U.S. Our sales and marketing campaign targets major urban areas such as New York, Los Angeles, Boston, Atlanta, and San Francisco.

We began selling Avenova in the United States in 2014. Since then, we have consistently reported increases in key metrics, including the total number of prescribers, as well as growth in prescription volume as reported by distributors and the number of retail pharmacies ordering Avenova (both of which have been confirmed by third-party prescription data providers). From January 2016 to October 2017, Avenova reorders grew 132%, while new prescriptions grew 67% for the same period. We have distribution agreements with McKesson Corporation, Cardinal Health, and AmerisourceBergen Corporation that make Avenova accessible nationwide in nearly all retail pharmacies across the United States, and we have entered into certain agreements directly with some preferred pharmacy networks. Avenova also is marketed through numerous ophthalmology and optometry networks, including some specialty pharmacy groups that specialize in obtaining patient refills and maintaining patient compliance.

Based on consistent positive sales performance, we have incrementally grown our salesforce to 49 medical sales representatives in 2016 and to 55 in 2017. Having previously been managed through a professional employer organization, we transitioned our contract salesforce to direct employees in January 2017.

We expect that our prescription business will be the main driver of long-term Avenova sales growth and gross margin expansion.  We are focusing our primary sales efforts on building our prescription business under a value pricing model. Our strategy is supported by the high percentage rate of insurance reimbursement, with over 90% of Avenova prescriptions filled at pharmacies covered by some form of insurance at the end of 2016. As a result of this focus, we have significantly increased the percentage of total Avenova prescriptions in 2017. We are working to improve insurance reimbursement coverage for Avenova, and we are aligning our product pricing accordingly. Furthermore, we have instituted a rebate program for electronic payment transactions and in the form of instant rebate cards. The rebate cards are intended to be used by patients who either do not have insurance coverage or whose insurance coverage does not cover Avenova, thereby lowering the price for the patient at the pharmacy.

We also expect to invest in systems that support prescribing physicians’ efforts to educate their patients. We believe we have made it easier for doctors to get Avenova into the hands of patients by providing availability through well-known national pharmacy chains, specialty pharmacies, or directly through the practitioners’ office.

Certain key opinion leaders in the field of ophthalmology and optometry have embraced Avenova as a tool for cleansing and removing foreign material including microorganisms and debris from skin like the eyelid, and have joined our Ophthalmic and Optometry Advisory Boards (the “Advisory Boards”) to promote its use among their peers. We have entered into written agreements with these key opinion leaders for their services, which agreements include potential stock options.

Competitors for Avenova

There are many companies that sell lid and lash scrubs, most of which, to the best of our knowledge, are surfactant (soap) based. Unlike its competitors, Avenova consists solely of saline and 0.01% pure hypochlorous acid, without the bleach impurities included in competitive offerings. While newer over-the-counter products have recently been commercially launched, they all include bleach or other impurities. Because Avenova lacks these impurities, we believe that physicians and their patients will choose Avenova over other competitive prescription products or over-the-counter soap products. While antibacterial soaps are commonly used to reduce or prevent bacterial contamination on the skin, we do not view them as effective competitors of Avenova.

Strategic Alternatives and Other Assets

In addition to our hypochlorous acid family of products, we have synthesized and developed a second category of novel compounds also aimed at harnessing the power of white blood cell chemistry to address the global, topical anti-infective markets. We are also in the process of seeking additional sources of revenue by licensing or selling select non-core assets in urology, dermatology and wound care, as described in more detail below.

Aganocide Compounds

In addition to our family of products that use hypochlorous acid as a preservative in solution, we have synthesized and developed a second category of novel compounds also intended to address the global, topical anti-infective market. This second product category includes auriclosene, our lead clinical-stage Aganocide compound, which is a patented, synthetic molecule with a broad spectrum of uses against bacteria, viruses and fungi. Our Aganocide compound is a derivative of the naturally occurring dichlorotaurine, mimicking the anti-infective chemistry and mechanism of action that human white blood cells, known as leukocytes, use against infections. Our Aganocide compound possesses a significantly reduced likelihood of bacteria or viruses developing resistance, which is critical for advanced anti-infectives. The World Health Organization has approved the international nonproprietary name (“INN”) “auriclosene” for our lead Aganocide® compound NVC-422. Each INN is a globally recognized unique name, and we believe INNs facilitate the identification of active pharmaceutical ingredients. Auriclosene is a novel chemical entity and was granted composition of matter patent protection to 2024 by the U.S. Patent Office. Although we conducted clinical trials using the Aganocide compounds from 2007 to 2015, none have received FDA approval and we therefore cannot commercialize the compounds in the United States.

AIS (Urology)

Our urology program utilizes the technology of our Aganocide compounds and is in an advanced stage of clinical development. Statistically significant and clinically meaningful results have been reported from two Phase 2 clinical studies with our Auriclosene Irrigation Solution (“AIS”) in urinary catheter blockage and encrustation (“UCBE”). We announced the results of a Phase 2b clinical study in September 2016 which demonstrated that AIS, when compared to a sodium citrate buffer, proved more effective in reducing urinary blockage in patients with chronic indwelling urinary catheters who have repeat history of blockage. This study enrolled a population of 36 chronically catheterized patients with spinal cord injury and other neurological disorders. The primary efficacy endpoint comparing percent flow rate reduction of AIS-treated catheters to buffer-treated catheters was achieved with statistical significance (p values < 0.05). The clinical efficacy endpoint was also achieved with statistical significance, with no blockage in subjects in the AIS arm versus clinical blockage in 28% of the subjects treated with vehicle. No serious adverse events were reported, and overall tolerability was considered good. We are currently seeking partners to invest in Phase 3 clinical studies and moving this program forward to seek FDA approval.

intelli-Case

While a majority of the approximately 40 million contact lens wearers in the United States disinfect their contact lenses with a multipurpose disinfection system to prevent potentially serious infections, we estimate that approximately 12% of the contact lens wearers use hydrogen peroxide as a disinfection solution. Many ophthalmologists and optometrists are known to favor the use of hydrogen peroxide for its disinfection ability and lens material compatibility, yet, to the best of our knowledge, side effects associated with misuse and non-compliance discourage peroxide system use. For example, hydrogen peroxide in too low of a concentration does not fully disinfect lenses and in too high of a concentration can severely irritate the eye.

We have developed a contact lens case that improves the safety of those contact lens wearers who use hydrogen peroxide solution to disinfect their lenses. In June 2015, we received FDA-clearance for the intelli-Case, an easy-to-use device for use with hydrogen peroxide disinfection solutions for soft and rigid gas permeable contact lenses. The intelli-Case monitors the neutralization of hydrogen peroxide during the disinfection cycle with sophisticated microprocessor electronics embedded in the cap of what otherwise looks like a standard peroxide lens case. The LED indicators on the case inform the user if the lenses are safe to insert into the eyes, resulting in a disinfection system that is safe yet simple to use.

We are actively looking for a company with its own branded hydrogen peroxide solution to license intelli-Case and brand the intelli-Case and their solution together. Because the cost of manufacturing the intelli-Case is relatively high, we are seeking potential partners with the resources to make this device broadly available in the market.

CelleRx (Dermatology)

Created for cosmetic procedures, CelleRx (0.015% hypochlorous acid as a preservative in solution) is a cleansing solution intended for use after laser resurfacing, chemical peels and other cosmetic surgery procedures. We believe that CelleRx is superior to Dakin solution, which contains bleach impurities.

Because our main focus is on Avenova and the eyecare market, we currently do not sell or distribute CelleRx. Initial proof of concept studies have shown promising results, and we are seeking established dermatological companies to bring this to market.

NeutroPhase (Wound Care)

Consisting of 0.03% hypochlorous acid, NeutroPhase is used to cleanse and remove microorganisms from any type of acute or chronic wound, and can be used with any type of wound care modality.

NeutroPhase is intended to treat millions of patients in the United States who suffer from chronic non-healing wounds, such as pressure, venous stasis and diabetic ulcers. NeutroPhase is used by some physicians as an irrigation solution as part of the adjunct treatment for Necrotizing Fasciitis (“NF”).

NeutroPhase is competing in a crowded wound cleanser market with many older and lower-priced products with similar uses, such as Vashe and Betadine Surgical Scrub. However, we believe NeutroPhase has distinct competitive advantages in a market where there is currently no dominant product. NeutroPhase is distributed through commercial partners in the United States and internationally: Principle Business Enterprise distributes NeutroPhase in the United States and Pioneer Pharma Co. Ltd., a Shanghai-based company, distributes NeutroPhase in mainland China.

Recent Developments

On November 13, 2017, we entered into a share purchase agreement (the “Original Agreement”) with Ch-gemstone Capital (Beijing) Co., Ltd., a company organized in China (“CG Capital”). The Original Agreement was amended and restated on November 20, 2017 (as amended and restated, the “Purchase Agreement”) to add as a closing condition approval of the Company’s stockholders of the transaction contemplated under the Original Agreement.

Under the Purchase Agreement, we have agreed to issue and sell to CG Capital a total of 2,400,000 shares of our common stock for an aggregate purchase price of $10,320,000, or $4.30 per share (the “Private Placement”). The sale price of $4.30 per share represents a premium of $0.10 per share over the closing price of $4.20 per share of our common stock on the date of the Original Agreement. The Private Placement is expected to close in January 2018, following the satisfaction of certain customary closing conditions specified in the Purchase Agreement, including the approval of the transaction by our stockholders as well as the approval of CG Capital’s funds transfer from China for the closing by the applicable regulatory authorities in China. This offering is not contingent upon the completion of the Private Placement, and the Private Placement is not contingent upon the completion of this offering.

China Kington Asset Management (“China Kington”) has agreed to serve as placement agent in exchange for a commission equal to six percent (6%) of the total purchase price of the shares sold to CG Capital upon the closing of the Private Placement.

Concurrently with the execution of the Original Agreement, CG Capital entered into share transfer agreements with two of our existing stockholders, Pioneer Pharma (Hong Kong) Company Limited (“Pioneer Hong Kong” and together with its parent, China Pioneer Pharma Holdings Limited (“China Pioneer”), “Pioneer Group”) and Jian Ping Fu, to purchase 216,696 shares and 3,983,304 shares of our common stock, respectively (the “Share Transfers”). The Share Transfers are expected to close in January 2018. After the completion of both the Private Placement and the Share Transfers, CG Capital would become the largest stockholder of NovaBay holding approximately 37.11% of our outstanding shares of common stock, without considering this offering.

Pioneer Group is currently the largest stockholder of NovaBay, holding 5,212,748 shares or approximately 34% of our outstanding shares of common stock. Pioneer Group is the exclusive distributor of NovaBay’s NeutroPhase® Skin and Wound Cleanser in China and Southeast Asia. Further, Xinzhou (Paul) Li, a member of our Board of Directors (the “Board”), has been the Chairman and Executive Director of China Pioneer since 2013 and is also Director of Pioneer Hong Kong, China Pioneer’s wholly-owned subsidiary and one of our stockholders. Board member Mijia (Bob) Wu is the Non-Executive Director of China Pioneer and an indirect owner of Pioneer Hong Kong, as well as the Managing Director of China Kington, the placement agent in the Private Placement.

Mr. Fu is currently the second largest stockholder of NovaBay, holding 3,983,304 shares or approximately 26% of our outstanding shares of common stock. Mr. Fu acquired his shares in our February and April 2016 private placement transactions, both of which were facilitated by China Kington as placement agent. In January 2016, China Kington facilitated a bridge loan, and in connection with the loan, among other items, China Kington was given the right to nominate two members to our Board. One of China Kington’s board nominees was a representative of Mr. Fu’s, Xiaoyan (Henry) Liu. As all of Mr. Fu’s shares of common stock will be sold to CG Capital in the Share Transfer, China Kington may give CG Capital the opportunity to nominate a director to our Board in the future to replace Mr. Liu.

Section 713(b) of NYSE American LLC Company Guide (the “Company Guide”) requires stockholder approval in connection with any transaction involving the issuance, or potential issuance, of additional shares that may result in a change of control of the issuer. Following the closing of the Private Placement and the Share Transfers, CG Capital will not only become our largest stockholder, but may also have the opportunity to nominate a director to our Board in the future, which would likely constitute a change of control for the purposes of Section 713(b), thereby triggering a stockholder approval requirement. We will hold a special meeting of stockholders on December 20, 2017 to seek our stockholders’ approval of the Private Placement. There is no assurance our stockholders will approve the Private Placement or that the Private Placement and the Share Transfers will close.

Risks That We Face

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary.

These risks include, but are not limited to, the following:

Risks Relating to Our Liquidity

●	There is uncertainty about our ability to continue as a going concern.

●	We have a history of losses and we may never achieve or maintain sustained profitability.

Risks Relating to Our Common Stock and This Offering

●	If our stockholders’ equity does not meet the minimum standards of the NYSE American, we may be subject to delisting procedures.

●

If this offering proceeds at a common stock price under $1.81 per share, such price would trigger a price protection provision included in warrants originally issued in July 2011, March 2015 and October 2015, reducing the probability and magnitude of any future share price appreciation.

●	Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

●	If you purchase securities in this offering you will experience immediate dilution in your investment.

●	We will require additional capital funding, and as a result you may experience future dilution as a result of future equity offerings.

●	The price of our common stock may fluctuate substantially, which may result in losses to our stockholders.

●	The volume of trading of our common stock may be low, leaving our common stock open to the risk of high volatility.

●

Our amended and restated certificate of incorporation and bylaws and Delaware law, contain provisions that could discourage a third party from making a takeover offer that is beneficial to our stockholders.

●	We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

●	Pioneer Group, Mr. Fu and/or China Kington might influence our corporate matters in a manner that is not in the best interest of our general stockholders.

●	Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Risks Relating to the Private Placement

●	The Purchaser and Pioneer Group may use their influence to the detriment of our general stockholders.

●	The closing of the Private Placement may not occur.

Risks Relating to Our Business

●	Our future success is largely dependent on the successful commercialization of Avenova.

●

We expect to generate revenue from sales of Avenova, which is classified as a cleared medical device by the FDA but we cannot guarantee that the FDA will continue to allow us to market and sell Avenova as a cleared medical device, which would halt our sales and marketing of Avenova and cause us to lose revenue and materially and adversely affect our results of operations and the value of our business.

●	Our commercialized product Avenova, like our other cleared products, are not approved by the FDA as a drug and we rely solely on the 510(k) clearance of our products as a medical device.

●

We have only limited experience in regulatory affairs, which may affect our ability or the time required to navigate complex regulatory requirements and obtain necessary regulatory clearance or approvals, if such clearances or approvals are received at all. Regulatory delays or denials may increase our costs, cause us to lose revenue and materially and adversely affect our results of operations and the value of our business.

●	Developments after a product reaches the market may adversely affect sales of our products.

●	We do not have our own manufacturing capacity, and we rely on partnering arrangements or third-party manufacturers for the manufacture of our products and potential products.

●

We depend on skilled and experienced personnel and management leadership to operate our business effectively and maintain our investor relationships. If we are unable to retain, recruit and hire such key employees, our ability to manage our business will be harmed, which would impair our future revenue and profitability.

●	We rely on a limited number of pharmaceutical wholesalers to distribute Avenova.

●	If we grow and fail to manage our growth effectively, we may be unable to execute our business plan.

●	Government agencies may establish usage guidelines that directly apply to our products or change legislation or regulations to which we are subject.

●

We are subject to ongoing FDA obligations and continued regulatory review, such as continued safety reporting requirements, and we may also be subject to additional FDA post-marketing obligations or new regulations, all of which may result in significant expense and which may limit our ability to commercialize our products.

●	Our products may in the future be subject to product recalls that could harm our reputation, business and financial results.

●

If we experience unanticipated problems with the products, if or once approved or cleared for marketing, our products could be subject to restrictions or withdrawal from the market which may have a materially adverse impact on our business, financial condition, results of operations, and prospects.

●

If our product or products cause a reaction in a patient that causes serious injury, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

●	If our product or products cause an unexpected reaction to a patient or patients in certain ways that may have caused or contributed to serious injury, we will be subject to product liability claims.

●	We expect to rely on third parties to conduct any future studies of our technologies that may be required by the FDA, and those third parties may not perform satisfactorily.

●	Our past clinical trials may expose us to expensive liability claims, and we may not be able to maintain liability insurance on reasonable terms or at all.

●	We operate in an intensely competitive and rapidly changing business environment, and there is a substantial risk our products could become obsolete or uncompetitive.

●	Avenova faces substantial competition in the eye care markets in which we operate.

●	We may not be able to enhance the capabilities of our current and new products to keep pace with our industry’s rapidly changing technology and customer requirements.

●	Demands of third-party payors, cost reduction pressures among our customers and restrictive reimbursement practices may adversely affect our revenue.

●

The pharmaceutical and biopharmaceutical industries are characterized by patent litigation, and any litigation or claim against us may impose substantial costs on us, place a significant strain on our financial resources, divert the attention of management from our business and harm our reputation.

●	If product liability lawsuits are brought against us, they could result in costly litigation and significant liabilities.

●	If we are unable to protect our intellectual property, our competitors could develop and market products similar to ours that may reduce demand for our products.

●	Our current patent portfolio could leave us vulnerable to larger companies who have the resources to develop and market competing products.

●	If physicians and patients do not accept and use our products, we will not achieve sufficient product revenues and our business will suffer.

●	Failure to comply with laws and regulations governing the sales and marketing of our products could materially impact our revenues.

●	Failure to obtain and/or maintain required licenses or registrations could reduce revenue.

●	We are subject to U.S. healthcare fraud and abuse and health information privacy and security laws, and the failure to comply with such laws may adversely affect our business.

●	We are subject to financial reporting and other requirements that place significant demands on our resources.

●	A failure of our internal control over financial reporting could materially impact our business or stock price.

Company Information

We were incorporated under the laws of the State of California on January 19, 2000 as NovaCal Pharmaceuticals, Inc. and subsequently changed our name to NovaBay Pharmaceuticals, Inc.  In June 2010, we changed the state in which we are incorporated, which we refer to as the Reincorporation, and are now incorporated under the laws of the State of Delaware.

Our corporate address is 2000 Powell Street, Suite 1150, Emeryville, CA  94608, and our telephone number is (510) 899-8800.  Our website address is www.novabay.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus. Our website address is included in this document as an inactive textual reference only.

The Offering

Common stock we are offering:	shares ( shares if the underwriter's option to purchase additional shares is exercised in full).

Public offering price:	$ per share.

Use of proceeds:

We estimate that our net proceeds from the sale of the common stock that we are offering will be approximately $           million ($           million if the underwriter's option to purchase additional shares is exercised in full), assuming a public offering price of $           (the last reported sale price of our common stock on the NYSE American on           , 2017), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for expansion of sales and marketing of Avenova and working capital and general corporate purposes, including selling, general and administrative expenses. See "Use of Proceeds" below.

Common stock outstanding immediately after this offering:	shares (or shares if the underwriter exercises its option to purchase additional shares of common stock in full).

Option to purchase additional shares

We have granted the underwriter an option to purchase up to               additional shares of common stock. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus.

Risk Factors:	Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 17 of this prospectus.

NYSE American Symbol for our common stock:	NBY.

The number of shares of our common stock that will be issued and outstanding immediately after this offering as disclosed above is based on 15,384,554 shares of common stock issued and outstanding as of November 28, 2017, and excludes the following:

●

shares of common stock issuable upon the exercise of stock options outstanding, of which there were 2,852,078 outstanding as of November 28, 2017, with a weighted average exercise price of $5.39 per share;

●	shares of common stock issuable upon the settlement of outstanding restricted stock units, of which there were none outstanding as of November 28, 2017;

●

shares of common stock issuable upon the exercise of our outstanding warrants, of which there were warrants outstanding as of November 28, 2017 to purchase 260,093 shares of common stock at an exercise price of $1.81 per share, and 284,602 shares of common stock at an exercise price of $1.91 per share;

●	1,501,028 shares of common stock not subject to stock awards and reserved for issuance under our 2017 equity incentive plan; and

●	2,400,000 shares of common stock issuable to CG Capital pursuant to the Purchase Agreement at $4.30 per share upon closing of the Private Placement.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriter’s option to purchase additional shares of common stock and that the Private Placement has not closed prior to the completion of this offering.

In addition, if the offering price in this offering is below $1.81 per share, we will be required to issue additional shares of common stock to the holders of certain warrants, upon exercise, originally issued in July 2011, March 2015 and October 2015, pursuant to a price protection provision included in such warrants (see “Risk Factors—Risks Relating to our Common Stock and this Offering—If this offering proceeds at a common stock price under $1.81 per share, such price would trigger a price protection provision included in warrants originally issued in July 2011, March 2015 and October 2015, reducing the probability and magnitude of any future share price appreciation.”).

Summary Consolidated Financial Data

The following table presents a summary of certain historical consolidated financial data of our Company. Our historical results are not necessarily indicative of our future results. This summary of our consolidated financial data set forth below should be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, which are included in our Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”) and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 (the “2017 Third Quarterly Report”), which are incorporated by reference in this prospectus. The summary consolidated financial data for the nine months ended September 30, 2016 and 2017 were derived from our unaudited interim condensed consolidated financial statements. The summary consolidated financial data for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 were derived from our consolidated audited financial statements. The summary financial data in this section are not intended to replace the financial statements and are qualified in their entirety by the financial statements and related notes incorporated by reference in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Statements of Operations Data:
Sales:
Product revenue	$11,868	$7,571	$11,617	$4,146	$684	$223	$14
Other revenue	46	249	280	235	370	3,254	6,933
Total Net Sales	11,914	7,820	11,897	4,381	1,054	3,477	6,947
Product Cost of Goods Sold	1,807	1,656	2,464	1,261	486	162	8
Gross Profit	10,107	6,164	9,433	3,120	568	3,315	6,939
Operating expenses:
Research and development	264	1,215	1,371	5,728	9,483	12,461	9,275
Sales and marketing	10,412	8,660	11,809	10,523	1,754	––	––
General and administrative	7,134	5,241	7,235	8,006	6,235	6,366	5,991
Total operating expenses	17,810	15,116	20,415	24,257	17,472	18,827	15,266
Operating loss	(7,703)	(8,952)	(10,982)	(21,137)	(16,904)	(15,512)	(8,327)
Non-cash gain (loss) on change in fair value of warrants	(501)	(2,480)	(2,099)	2,149	1,664	(555)	1,439
Other income (expense), net	9	(69)	(68)	17	48	27	(137)
Loss before income taxes	(8,195)	(11,501)	(13,149)	(18,971)	(15,192)	(16,040)	(7,025)
Provision for income taxes	(1)	(2)	(2)	(2)	(2)	(2)	(2)
Net loss and comprehensive loss	$(8,196)	$(11,503)	$(13,151)	(18,973)	(15,194)	(16,042)	(7,027)
Net loss per share
Basic	$(0.54)	$(1.54)	$(1.40)	$(6.82)	$(7.65)	$(10.51)	$(5.97)
Diluted	(0.54)	(1.54)	$(1.40)	$(6.82)	$(7.65)	$(10.51)	$(5.97)
Shares used in computing net loss per share:
Basic (after 25 to 1 reverse stock split)	15,306	7,481	9,408	2,784	1,985	1,527	1,178
Diluted (after 25 to 1 reverse stock split)	15,306	7,481	9,408	2,784	1,985	1,527	1,178

	September 30,	December 31,
	2017	2016	2015	2014	2013	2012
Balance Sheet Data:
Cash and cash equivalents	$6,076	$9,512	$2,385	$5,429	$13,053	$16,870
Working capital	4,676	10,148	(106)	3,607	11,163	15,108
Total assets	11,056	15,381	5,077	7,537	15,650	19,235
Deferred revenue—current and non-current	4,056	4,053	2,418	2,425	1,871	1,892
Common Stock and additional paid-in capital	113,699	110,772	85,422	73,395	64,884	54,373
Total stockholders’ equity (deficit)	1,832	7,101	(5,098)	1,848	8,516	14,049

RISK FACTORS

An investment in our securities offered by this prospectus involves a substantial risk of loss. Before deciding whether to invest in our common stock, you should carefully consider the risks described below, together with the other information included in this prospectus and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to Our Liquidity

There is uncertainty about our ability to continue as a going concern.

We have a limited number of commercial products, which are still in their early stage of commercialization, and we are focusing our commercialization efforts almost exclusively on Avenova. As a result, we have sustained operating losses for the majority of our corporate history and expect that our 2017 expenses will exceed our 2017 revenues, as we continue to invest in our Avenova commercialization efforts. We expect to continue incurring operating losses and negative cash flows until revenues reach a level sufficient to support ongoing growth and operations. Additional funding may be needed in order to pursue our business plan, which includes increasing market penetration for our existing commercial products, research and development for additional product offerings, seeking regulatory approval for these product candidates, and pursuing their commercialization in the United States, Asia, and other markets. These circumstances raise doubt about our ability to continue as a going concern, which depends on our ability to raise capital to fund our current operations.

We have a history of losses and we may never achieve or maintain sustained profitability.

We have historically incurred net losses and we may never achieve or maintain sustained profitability. In addition, at this time:

•	we expect to incur substantial marketing and sales expenses as we continue to attempt to increase sales of our Avenova product;

•	our results of operations may fluctuate significantly;

•	we may be unable to develop and commercialize our product candidates; and

•	it may be difficult to forecast accurately our key operating and performance metrics because of our limited operating history.

We will need to generate significant revenues to achieve and maintain profitability. If we cannot successfully market and sell Avenova, either independently or with partners, we will not be able to generate sufficient revenues to achieve or maintain profitability in the future. Our failure to achieve and subsequently maintain profitability could have a material adverse impact on the market price of our common stock.

Risks Relating to Our Common Stock and This Offering

If our stockholders’ equity does not meet the minimum standards of the NYSE American, we may be subject to delisting procedures.

On May 16, 2017, we received a letter from the NYSE American notifying us that our stockholders' equity as of March 31, 2017 was below the minimum requirements of Section 1003(a)(iii) of the NYSE American Company Guide (requiring stockholders’ equity of $6.0 million or more if a company has reported losses from continuing operations and/or net losses in its five most recent fiscal years). In order to maintain our listing, we submitted a plan of compliance, addressing how we intend to regain compliance with the Company Guide within 12 months, or by May 16, 2018. On September 14, 2017, we were further notified by the NYSE American that our common stock no longer satisfied the requirements of Company Guide Section 1003(a)(ii) (requiring stockholders’ equity of $4.0 million or more if a company has reported losses from continuing operations and/or net losses in three of the four most recent fiscal years).

While we were pursuing options to address the stockholders’ equity deficiency as indicated in our plan previously submitted to the NYSE American, on December 7, 2017, we were notified by the NYSE American that we have regained compliance with all of the NYSE American continued listing standards by maintaining a market capitalization in excess of $50 million over the past two quarters.

We are now subject to NYSE American's normal continued listing monitoring. However, in accordance with Section 1009(h) of the Company Guide, if we are again determined to be below any of the continued listing standards within 12 months of December 7, 2017, NYSE American will examine the relationship between the above two incidents of noncompliance and re-evaluate our method of financial recovery. In addition, should our market capitalization fall below $50 million on a 30 trading day average, NYSE American can deem us to be incompliant and may truncate the compliance procedures described Section 1009 of the Company Guide or immediately initiate delisting proceedings.

We cannot guarantee that our market capitalization will not fall below $50 million on a 30 trading day average or that we will be able to comply with the continued listing standards of NYSE American, and therefore, our common stock may be subject to delisting. If our common stock is delisted, this could, among other things, substantially impair our ability to raise additional funds; result in a loss of institutional investor interest and fewer financing opportunities for us; and/or result in potential breaches of representations or covenants of our warrants, subscription agreements or other agreements pursuant to which we made representations or covenants relating to our compliance with applicable listing requirements. Claims related to any such breaches, with or without merit, could result in costly litigation, significant liabilities and diversion of our management's time and attention and could have a material adverse effect on our financial condition, business and results of operations.

If this offering proceeds at a common stock price under $1.81 per share, such price would trigger a price protection provision included in warrants originally issued in July 2011, March 2015 and October 2015, reducing the probability and magnitude of any future share price appreciation.

As part of our October 2015 offering, we agreed to provide certain price protections affecting currently outstanding warrants exercisable for an aggregate of 544,695 shares of our common stock, of which the warrants exercisable for 260,093 shares will expire on March 6, 2020, and the warrants exercisable for 284,602 shares will expire on October 27, 2020. Specifically, in the event that we undertake a third-party equity financing of either (1) common stock at a sale price of less than $5.00 per share; or (2) convertible securities with an exercise or conversion price of less than $5.00 per share, we have agreed to reduce the exercise price of all warrants discussed hereof to such lower price. The exercise price of such warrants is currently set at $1.81 as a result of the Company’s February 2016 private placement offering. Accordingly, if this offering proceeds at a common stock price under $1.81 per share (as adjusted for any reverse stock split or similar transaction), these price protections will be triggered and the exercise price for the warrants will be further reduced. The further reduction of the exercise price for the warrants discussed hereto would limit the probability and magnitude of future share price appreciation, if any, by placing downward pressure on our stock price if it exceeds such offering sale price. All of these warrants are currently exercisable and will remain so after any exercise price adjustment. In the past, we have extended the expiration dates or adjusted other terms of previously-issued warrants as consideration for certain offering conditions, and we cannot assure you that we will not do so in the future. Any such modifications would reduce the probability and magnitude of any share price appreciation during the period of the extension. If you do receive a return on your investment, it may be lower than the return you would have realized in the absence of the price protection provisions discussed hereof.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. Our failure to apply these funds effectively could have a material adverse effect on our business or the commercialization of our product candidates and cause the price of our common stock to decline.

If you purchase securities in this offering you will experience immediate dilution in your investment.

Because the purchase price per share of common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value per share of common stock. Based on the public offering price of $           per share of common stock, a net tangible book value per share of our common stock of $0.12 as of September 30, 2017, after giving effect to the issuance and sale of 2,400,000 shares of common stock pursuant to the Private Placement and after deducting the estimated underwriting discounts and commissions and other offering expenses, if you purchase securities in this offering, you will suffer immediate and substantial dilution of $           per share in net tangible book value of our common stock. See “Dilution” beginning on page 37 of this prospectus for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

We will require additional capital funding, and as a result you may experience future dilution as a result of future equity offerings.

We will require additional capital in the future to continue our planned operations and comply with NYSE American listing requirements. To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that additional capital will be available when needed or that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights, preferences and privileges superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

Additionally, you may incur dilution as a result of grants of equity awards under our equity incentive plans, or upon exercise of options or warrants currently outstanding with exercise prices at or below the public offering price of our common stock in this offering. See the section entitled "Dilution" below for a more detailed discussion of the dilution you will incur if you purchase common stock and accompanying warrants in this offering.

The price of our common stock may fluctuate substantially, which may result in losses to our stockholders.

The stock prices of many companies in the pharmaceutical and biotechnology industry have generally experienced wide fluctuations, which are often unrelated to the operating performance of those companies. The market price of our common stock is likely to be volatile and could fluctuate in response to, among other things:

●	the announcement of new products by us or our competitors;

●	the announcement of partnering arrangements by us or our competitors;

●	quarterly variations in our or our competitors’ results of operations;

●	announcements by us related to litigation;

●	changes in our earnings estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ earnings estimates;

●	developments in our industry; and

●

general, economic and market conditions, including volatility in the financial markets, a decrease in consumer confidence and other factors unrelated to our operating performance or the operating performance of our competitors.

The volume of trading of our common stock may be low, leaving our common stock open to the risk of high volatility.

The number of shares of our common stock being actively traded may be very low and any stockholder wishing to sell his, her, or its stock may cause a significant fluctuation in the price of our stock. We have a number of large stockholders, including our principal stockholders China Pioneer, Pioneer Hong Kong, as a wholly-owned subsidiary of China Pioneer and the recipient of all of the previous holdings of Pioneer Pharma (Singapore) Pte. Ltd. (“Pioneer Singapore”) pursuant to an internal corporate reorganization of China Pioneer, and Mr. Fu. Pioneer Group and Mr. Fu own 34% and 26% of our common stock, respectively. If both the Private Placement and the Share Transfers are completed, CG Capital would become our largest stockholder holding approximately 37% of our outstanding shares of common stock, without taking into account this offering. See the section entitled “Prospectus Summary—Recent Developments” and “Risk Factors—Risks Relating to the Private Placement.”

The sale of a substantial number of shares of common stock by such large stockholders within a short period of time could cause our stock price to decrease substantially. In addition, low trading volume of a stock increases the possibility that, despite rules against such activity, the price of the stock may be manipulated by persons acting in their own self-interest. We may not have adequate market makers and market making activity to prevent manipulation.

Our amended and restated certificate of incorporation and bylaws and Delaware law, contain provisions that could discourage a third party from making a takeover offer that is beneficial to our stockholders.

Anti-takeover provisions of our amended and restated certificate of incorporation, bylaws and Delaware law may have the effect of deterring or delaying attempts by our stockholders to remove or replace management, engage in proxy contests and effect changes in control. The provisions of our charter documents include:

●	a classified board so that only one of the three classes of directors on our Board is elected each year;

●	elimination of cumulative voting in the election of directors;

●	procedures for advance notification of stockholder nominations and proposals;

●	the ability of our Board to amend our bylaws without stockholder approval; and

●

the ability of our Board to issue up to 5,000,000 shares of preferred stock without stockholder approval upon the terms and conditions and with the rights, privileges and preferences as our Board may determine.

In addition, as a Delaware corporation, we are subject to the Delaware General Corporation Law (“DGCL”), which includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our Company. Provisions of the DGCL could make it more difficult for a third party to acquire a majority of our outstanding voting stock by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which our stockholders could receive a premium for their shares, or effect a proxy contest for control of NovaBay or other changes in our management.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as our Board may consider relevant. If we do not pay dividends, you will experience a return on your investment in our shares only if our stock price appreciates. We cannot assure you that you will receive a return on your investment when you do sell your shares or that you will not lose the entire amount of your investment.

Pioneer Group, Mr. Fu and/or China Kington might influence our corporate matters in a manner that is not in the best interest of our general stockholders.

As of December 1, 2017, Pioneer Group beneficially owned approximately 34% of our outstanding common stock. Our director Mr. Xinzhou “Paul” Li is the chairman of China Pioneer. Pursuant to the arrangement of our bridge loan facilitated by China Kington in January 2016, two (2) of our directors were nominated by China Kington, including Mr. Mijia “Bob” Wu, who is the Managing Director of China Kington and Non-Executive Director of Pioneer Hong Kong, and Mr. Xiaoyan “Henry” Liu, who has worked closely with China Kington on other financial transactions in the past. Mr. Jian Ping Fu beneficially owns approximately 26% of our common stock. China Kington and its affiliates have served as placement agent for three purchases of our securities by Mr. Fu during the last year.

As a result, Pioneer Group and China Kington have input on all matters before our Board and may be able to exercise significant influence over all matters requiring board and stockholder approval. Pioneer Group and China Kington may choose to exercise their influence in a manner that is not in the best interest of our general stockholders.

In addition, were Pioneer Group and Mr. Fu to cooperate, they could eventually unilaterally elect all of their preferred director nominees at a Company Annual Meeting of Stockholders. Even with our classified board, Pioneer Group and Mr. Fu could ensure that four (4) of our eight (8) directors are either nominees of Pioneer Group or China Kington after our 2018 annual meeting of stockholders, or six (6) after our 2019 annual meeting of stockholders. In the interim, Pioneer Group, China Kington and/or Mr. Fu could exert significant indirect influence on us and our management.

If both the Private Placement and the Share Transfers are completed, CG Capital would become our largest stockholder holding approximately 37% of our outstanding shares of common stock, without taking into account this offering, and may be able to exercise significant influence over all matters requiring board and stockholder approval following the completion of the Private Placement and the Share Transfers. See the section entitled “Prospectus Summary—Recent Developments” and “Risk Factors—Risks Relating to the Private Placement.”

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss (“NOL”) carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. Since our formation, we have raised capital through the issuance of capital stock on several occasions which, combined with the purchasing shareholders’ subsequent disposition of those shares, may have resulted in one or more changes of control, as defined by Section 382 of the Code. We have not currently completed a study to assess whether any change of control has occurred, or whether there have been multiple changes of control since our formation, due to the significant complexity and cost associated with such study. If we have experienced a change of control at any time since our formation, our NOL carryforwards and tax credits may not be available, or their utilization could be subject to an annual limitation under Section 382. In addition, since we may need to raise additional funding to finance our operations, we may undergo further ownership changes in the future. If we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset United States federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

Risks Relating to the Private Placement

The Purchaser and Pioneer Group may use their influence to the detriment of our general stockholders.

After the closing of both the Private Placement and the Share Transfers, CG Capital will beneficially own approximately 37.11% of our outstanding common stock and Pioneer Group will own approximately 28.09% of our common stock. Our director Mr. Paul Li is the Chairman and Executive Director of China Pioneer, which is the parent company of Pioneer Hong Kong, and also Director of Pioneer Hong Kong. Our director Mr. Bob Wu is the Non-Executive Director of China Pioneer and indirect owner of Pioneer Hong Kong, as well as the Managing Director of China Kington, the Company’s placement agent for the Private Placement. Our director Mr. Henry Liu, along with Mr. Wu, were both nominated to our Board by China Kington, with such nomination accepted by the Board as partial consideration for China Kington facilitating the Company’s January 2016 bridge loan. In addition, upon the closing of the Private Placement, CG Capital may be given the opportunity by China Kington to nominate a director to our Board in the future to replace Mr. Liu as one of China Kington’s two director nominees resulting from our January 2016 bridge loan transaction. As a result, CG Capital and Pioneer Group may have input on all matters before our Board and may be able to exercise significant influence over all matters requiring Board and stockholder approval.

In addition, were CG Capital and Pioneer Group to cooperate (with an approximate 65.20% combined beneficial ownership), they could eventually unilaterally elect all of their preferred director nominees at our annual meetings of stockholders. Even with our classified Board, CG Capital and Pioneer could ensure that three (3) of our eight (8) directors are either nominees of the CG Capital or Pioneer Group after our 2018 annual meeting of stockholders, or six (6) after our 2019 annual meeting of stockholders. In the interim, CG Capital and Pioneer Group could exert significant indirect influence on us and our management in anticipation of a possible change in control of our Board.

The closing of the Private Placement may not occur.

The closing of the Private Placement is currently expected to occur in January 2018, subject to customary closing conditions, including shareholder approval and the approval of CG Capital’s funds transfer from China for the closing by the applicable regulatory authorities in China. Should any closing condition fail to be satisfied, the Company or CG Capital may elect not to proceed with the closing of the Private Placement. If such closing does not occur for any reason, we will need to seek additional sources of financing to fund our planned operations and meet our ongoing obligations during 2018. However, there is no assurance that financing will be available in the future, or if it is, that it will be available at terms acceptable to us. If such financing is not available when required or is not available on acceptable terms, we may be required to reduce or cease operations, which could cause investors to lose the entire amount of their investment.

Risks Relating to Our Business

Our future success is largely dependent on the successful commercialization of Avenova.

The future success of our business is largely dependent upon the successful commercialization of Avenova, which has a limited commercial history but constitutes approximately 90% of our expected revenue for 2017. We are dedicating a substantial amount of our resources to advance Avenova as aggressively as possible. If we are unsuccessful in Avenova’s broad commercialization, we may not have the resources necessary to continue our business in its current form and the value of your investment in our common stock may be impaired. In addition, if we are unable to establish and maintain adequate sales, marketing and distribution capabilities or enter into or maintain agreements with third parties to do so, we may be unable to successfully commercialize our products. While we believe we are creating an efficient commercial organization, we may not be able to correctly judge the size and experience of the sales and marketing force and the scale of distribution necessary to be successful. Establishing and maintaining sales, marketing, and distribution capabilities are expensive and time-consuming. Such expenses may be disproportionate compared to the revenues we may be able to generate on sales of Avenova, which could cause our commercialization efforts to be unprofitable or less profitable than expected.

We expect to generate revenue from sales of Avenova, which is classified as a cleared medical device by the FDA but we cannot guarantee that the FDA will continue to allow us to market and sell Avenova as a cleared medical device, which would halt our sales and marketing of Avenova and cause us to lose revenue and materially and adversely affect our results of operations and the value of our business.

Our ability to generate product sales will depend on the commercial success of Avenova. Our ability to continue to commercialize Avenova and generate revenue depends upon, among other things:

●	FDA allowing us to continue marketing Avenova as an FDA clearance;

●	acceptance in the medical community;

●	the safety of Avenova’s predicate devices;

●	the number of patients who use Avenova for the intended target;

●	sufficient coverage or reimbursement by third party payors;

●	our ability to successfully market Avenova; and

●	the amount and nature of competition from competing companies with similar products and procedures/

The sale of Avenova will be subject to among other things, regulatory and commercial and market uncertainties that may be outside of our control. Products that are approved or cleared for marketing by the FDA may be materially adversely impacted by the emergence of new industry standards and practices or regulations that could render Avenova as well as our other cleared products less competitive or obsolete. We cannot guarantee that Avenova, our other cleared products, or products that may be approved or cleared for marketing in the future will not be materially adversely impacted by a change in industry standards or regulations. If changes to Avenova or our other cleared products that may market and sell in the future cause a delay in continued commercialization or if we cannot make a change to satisfy the industry standards and practices or regulations, we may not be able to meet market demand which may have a materially adverse effect on our business, financial condition, results of operations, and prospects.

Additionally, the FDA may request that we submit another 510(k) premarket submission that compares to another predicate device. If we are unable to find an adequate predicate device that is substantially equivalent to Avenova for the treatment claims that we use to sell and market Avenova, we may not be able to obtain the necessary FDA clearance to continue to market and sell Avenova without performing comprehensive clinical trials. In such event, we would need to seek premarket approval from the FDA for the applicable product before we could continue to sell and market Avenova in the United States, which would be significantly more time consuming, expensive, and uncertain.

Our commercialized product Avenova, like our other cleared products, are not approved by the FDA as a drug and we rely solely on the 510(k) clearance of our products as a medical device.

Our business and future growth depend on the development, use and sale of products that are subject to FDA regulation, clearance and approval. Under the U.S. Federal Food, Drug, and Cosmetic Act and other laws, we are prohibited from promoting our products for off-label uses. This means that we may not make claims about the safety or effectiveness of our products and may not proactively discuss or provide information on the use of our products, except as allowed by the FDA. As a medical device, we may only legally make very limited claims that pertain to our products’ cleared intended uses. Without claims of efficacy, market acceptance of our products may be slow.

There is a significant risk that the FDA or other federal or state law enforcement authorities may determine that the nature and scope of our sales and marketing activities constitutes the promotion of our products for non-FDA-approved uses in violation of applicable law and as the sale of unapproved drugs, which is prohibited under applicable law. We face the risk that the FDA may take enforcement action against us for the way that we promote and sell our products. We also face the risk that the FDA or other regulatory authorities might pursue enforcement based on past activities that we have discontinued or changed, including sales activities, arrangements with institutions and doctors, educational and training programs and other activities.

Government investigations concerning the promotion of unapproved drug products, off-label uses and related issues are typically expensive, disruptive and burdensome and generate negative publicity. If our promotional activities are found to be in violation of applicable law or if we agree to a settlement in connection with an enforcement action, we would likely face significant fines and penalties and be required to substantially limit and change our sales, promotion, grant and educational activities.

We have only limited experience in regulatory affairs, which may affect our ability or the time required to navigate complex regulatory requirements and obtain necessary regulatory clearance or approvals, if such clearances or approvals are received at all. Regulatory delays or denials may increase our costs, cause us to lose revenue and materially and adversely affect our results of operations and the value of our business.

We have only limited experience in filing and prosecuting the applications necessary to gain regulatory clearances or approvals, and our clinical, regulatory and quality assurance personnel are currently composed of only three employees. As a result, we may experience delays in connection with obtaining regulatory clearances or approvals for our products, if such clearances or approvals are obtained at all.

In addition, the products we currently have FDA clearance and/or approval or clearance in other countries as well as the products that we are developing and intend to market are subject to complex regulatory requirements, particularly in the United States, Europe and Asia, which can be costly and time-consuming. With respect to the products that we have FDA clearance, there can be no assurances that the FDA will continue to allow us to market those products without further clinical trials. With respect to products that we are currently developing but have no regulatory clearances or approvals, there can be no assurance that necessary regulatory clearances or approvals will be granted on a timely basis, if at all. Furthermore, there can be no assurance of continued compliance with all regulatory requirements necessary for the manufacture, marketing and sale of the products we will offer in each market where such products are expected to be sold, or that products we have commercialized will continue to comply with applicable regulatory requirements. If a government regulatory agency were to conclude that we were not in compliance with applicable laws or regulations, the agency could institute proceedings to detain or seize our products, issue a recall, impose operating restrictions, enjoin future violations and assess civil and criminal penalties against us, our officers or employees, and could recommend criminal prosecution. Furthermore, regulators may proceed to ban, or request the recall, repair, replacement or refund of the cost of, any device manufactured or sold by us.

Developments after a product reaches the market may adversely affect sales of our products.

Even after obtaining regulatory clearances, certain developments may decrease demand for our products, including the following:

●	the re-review of products that are already marketed;

●	new scientific information and evolution of scientific theories;

●	the recall or loss of regulatory clearance of products that are already marketed;

●	changing government standards or public expectations regarding safety, efficacy or labeling changes; and

●	greater scrutiny in advertising and promotion.

If previously unknown side effects are discovered or if there is an increase in negative publicity regarding known side effects of a product, it could significantly reduce demand for the product or require us to take actions that could negatively affect sales, including removing the product from the market, restricting its distribution or applying for labeling changes. In addition, some health authorities appear to have become more cautious when examining new products and are re-reviewing select products that are already marketed, adding further to the uncertainties in the regulatory processes. There is also greater regulatory scrutiny, especially in the United States, on advertising, and promotion (in particular, direct to consumer advertising) and pricing of pharmaceutical products. Certain regulatory changes or decisions could make it more difficult for us to sell our products. If any of the above occurs to Avenova, our business, results of operations, financial condition and cash flows could be materially adversely affected.

We do not have our own manufacturing capacity, and we rely on partnering arrangements or third-party manufacturers for the manufacture of our products and potential products.

The FDA and other governmental authorities require that all of our products be manufactured in strict compliance with federal Quality Systems Regulations and other applicable government regulations and corresponding foreign standards. We do not currently operate manufacturing facilities for production of our products. As a result, we have partnered with third parties to manufacture our products or rely on contract manufacturers to supply, store and distribute our products and help us meet legal requirements. As we have limited control over our commercial partners, any performance failure on their part (including failure to deliver compliant, quality components or finished goods on a timely basis) could affect the commercialization of our products, producing additional losses and reducing or delaying product revenues. If any of our commercial partners or manufacturers have violated or is alleged to have violated any laws or regulations during the performance of their obligations to us, it is possible that we could suffer financial and reputation harm or other negative outcomes, including possible legal consequences.

Our products require precise, high-quality manufacturing. The failure to achieve and maintain high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business. Contract manufacturers and partners often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. Accordingly, we and our third party manufacturers are also subject to periodic unannounced inspections by the FDA to determine compliance with the FDA's requirements, including primarily current Good Manufacturing Practice (“cGMP”), the Quality Systems Regulations (“QSR”), medical device reporting regulations, and other applicable government regulations and corresponding foreign standards, including ISO 13485.

The results of these inspections can include inspectional observations on FDA's Form 483, untitled letters, warning letters, or other forms of enforcement. Since 2009, the FDA has significantly increased its oversight of companies subject to its regulations, by hiring new investigators and stepping up inspections of manufacturing facilities. The FDA has recently also significantly increased the number of warning letters issued to companies. If the FDA were to conclude that we are not in compliance with applicable laws or regulations, or that any of our FDA-cleared products are ineffective, make additional therapeutic claims that are not commensurate to the accepted labeling claims, or pose an unreasonable health risk, the FDA could take a number of regulatory actions, including but not limited to, preventing us from manufacturing any or all of our devices or performing laboratory testing on human specimens, which could materially adversely affect our business.

Avenova’s FDA-clearance and our other products that have been cleared by the FDA or products that we may obtain FDA-clearance in the future, if at all, are subject to limitations on the intended uses for which the product may be marketed, which can reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory clearance to one or all of our products that may be cleared in the future, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

If we were to lose, or have restrictions imposed on, FDA clearances we may receive in the future, our business, operations, financial condition and results of operations would likely be materially adversely impacted.

We depend on skilled and experienced personnel and management leadership to operate our business effectively and maintain our investor relationships. If we are unable to retain, recruit and hire such key employees, our ability to manage our business will be harmed, which would impair our future revenue and profitability.

Our success largely depends on the skills, experience and efforts of our officers and other key employees. The efforts of our officers and other key employees are critical to us as we continue to focus on the commercialization of our Avenova product. The loss of any of our senior management team members could disrupt our business, affect key partnerships and impair our future revenue and profitability. In particular, our Chief Executive Officer, Mark M. Sieczkarek, is critical to our successful commercialization of Avenova, and we have entered into an executive employment agreement with him, expiring on June 1, 2018. If we are unable to extend our agreement with Mr. Sieczkarek, no assurance can be given that we will be able to timely locate a replacement or that such replacement will be as effective in our growth as Mr. Sieczkarek has been.

We rely on a limited number of pharmaceutical wholesalers to distribute Avenova.

We rely primarily upon a limited number of pharmaceutical wholesalers in connection with the distribution of Avenova. If we are unable to establish or maintain our business relationships with these pharmaceutical wholesalers on commercially acceptable terms, it could have a material adverse effect on our sales and may prevent us from achieving profitability. We rely on our distribution agreements with McKesson Corporation, Cardinal Health, and AmerisourceBergen Corporation to fill Avenova prescriptions at most of the retail pharmacies in the United States. If they are not able to ensure consistent availability of our product at retail pharmacies, our revenues will suffer.

If we grow and fail to manage our growth effectively, we may be unable to execute our business plan.

Our future growth, if any, may cause a significant strain on our management and our operational, financial and other resources. Our ability to grow and manage our growth effectively will require us to implement and improve our operational, financial and management information systems and to expand, train, manage and motivate our employees. These demands may require the hiring of additional management personnel and the development of additional expertise by management. Any increase in resources devoted to research and product development without a corresponding increase in our operational, financial and management information systems could have a material adverse effect on our business, financial condition, and results of operations.

Government agencies may establish usage guidelines that directly apply to our products or change legislation or regulations to which we are subject.

Government usage guidelines typically address matters such as usage and dose, among other factors. Application of these guidelines could limit the use of our products and products that we may develop. In addition, there can be no assurance that government regulations applicable to our products or proposed products or the interpretation thereof will not change and thereby prevent the marketing of some or all of our products for a period of time or permanently. The FDA’s policies may change and additional government regulations may be enacted that could modify, prevent or delay regulatory approval of our products. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the U.S. or in other countries.

We are subject to ongoing FDA obligations and continued regulatory review, such as continued safety reporting requirements, and we may also be subject to additional FDA post-marketing obligations or new regulations, all of which may result in significant expense and which may limit our ability to commercialize our products.

The clearance that we have received from the FDA for our products is subject to strict limitations on the indicated uses for which the products may be marketed. The labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping for are products are subject to extensive regulatory requirements. The subsequent discovery of previously unknown problems, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the products or the withdrawal of the products from the market. If we are not able to maintain regulatory compliance, we may be subject to fines, suspension or withdrawal of regulatory clearance, product recalls, seizure of products, operating restrictions, injunctions, warning letters and other enforcement actions, and criminal prosecution. Any of these events could prevent us from marketing our products and our business may not be able to continue past such concerns.

Our products may in the future be subject to product recalls that could harm our reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of regulated products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted.

If we experience unanticipated problems with the products, if or once approved or cleared for marketing, our products could be subject to restrictions or withdrawal from the market which may have a materially adverse impact on our business, financial condition, results of operations, and prospects.

The manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for our cleared medical devices, are subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies. In particular, we and our current suppliers and suppliers that we may have relationships with in the future are required to comply with FDA's Quality Systems Regulations (“QSR”) including for the manufacture, testing, control, quality assurance, labeling, shipping, storage, distribution and promotion of our products. The FDA enforces the QSR and similarly, other regulatory bodies with similar regulations enforce those regulations through periodic inspections. The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory bodies, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions against us: (1) untitled letters, Form 483 observation letters, warning letters, fines, injunctions, consent decrees and civil penalties; (2) unanticipated expenditures to address or defend such actions; (3) customer notifications for repair, replacement and refunds; (4) recall, detention or seizure of our products; (5) operating restrictions or partial suspension or total shutdown of production; (6) refusing or delaying our requests for 510(k) clearance of new products or modified products; (7) operating restrictions; (8) withdrawing 510(k) clearances that have already been granted; (9) refusal to grant export clearance for our products; or (10) criminal prosecution.

If any of these actions were to occur it could harm our reputation and cause our product sales and profitability to suffer and may prevent us from generating revenue. Furthermore, if any of our key component suppliers are not in compliance with all applicable regulatory requirements we may be unable to produce our products on a timely basis and in the required quantities, if at all.

If our product or products cause a reaction in a patient that causes serious injury, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that our device or a similar device has likely caused or would likely cause or contribute to death. If we fail to report these events to the FDA within the required timeframes, or at all, FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

If our product or products cause an unexpected reaction to a patient or patients in certain ways that may have caused or contributed to serious injury, we will be subject to product liability claims.

We cannot make assurances that any liability insurance coverage that we qualify for, if at all, will fully satisfy any liabilities brought for any event or injury that is attributed to our product or products. Even if our liability insurance satisfies any and all products liabilities brought against us, any product liability claims may significantly harm our reputation and delay market acceptance of our product or products that may be cleared or approved in the future, if at all.

We expect to rely on third parties to conduct any future studies of our technologies that may be required by the FDA, and those third parties may not perform satisfactorily.

Though we do not anticipate conducting further clinical trials in the near future, should we decide otherwise, we may not have the ability to independently conduct the clinical or other studies that will be required to obtain FDA clearance for one or all of our products currently in development or products that we may develop in the future. Should we conduct clinical trials, those trials may be performed by third parties that may not perform satisfactorily, which may have a materially adverse impact on our business, financial condition, results of operations, and prospects.

Our past clinical trials may expose us to expensive liability claims, and we may not be able to maintain liability insurance on reasonable terms or at all.

Even though we have concluded or suspended all our clinical trials, an inherent risk remains. If a claim were to arise in the future based on our past clinical trial activity, we would most likely incur substantial expenses. Our inability to obtain sufficient clinical trial insurance at an acceptable cost to protect us against potential clinical trial claims could prevent or inhibit the commercialization of our products or product candidates. Our current clinical trial insurance covers individual and aggregate claims up to $5.0 million. This insurance may not cover all claims, and we may not be able to obtain additional insurance coverage at a reasonable cost, if at all, in the future. In addition, if our agreements with any future corporate collaborators entitle us to indemnification against product liability losses and clinical trial liability, such indemnification may not be available or adequate should any claim arise.

We operate in an intensely competitive and rapidly changing business environment, and there is a substantial risk our products could become obsolete or uncompetitive.

The medical device market is highly competitive. We compete with many medical device companies globally in connection with our cleared products and would be also competing with our products under development, if those products are cleared or approved. Most of our current and potential competitors have, and will continue to have, substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do. There can be no assurance that we will have sufficient resources to successfully commercialize our products, if and when they are approved for sale. Current or future competitors could develop alternative technologies, products or materials that are more effective, easier to use or more economical than what we develop. If our technologies or products become obsolete or uncompetitive, our related product sales would decrease. This would have a material adverse effect on our business, financial condition and results of operations.

Avenova faces substantial competition in the eye care markets in which we operate.

We face intense competition in the eye care market, which is focused on cost-effectiveness, price, service, product effectiveness and quality, patient convenience and technological innovation. Avenova faces substantial competition in the eye care market from companies of all sizes in the United States and abroad, including, among others, large companies such as Allergan plc and Shire plc, against products such as Restasis, Xiidra, eye wipes, baby shampoo and soap. These products are not saline with hydrochlorous acid as a preservative in solution and they are prescribed for eyelid and lash disease symptom management. There are also over-the-counter products that contain hypochlorous acid that compete with Avenova. Although Avenova is currently the only saline solution with 0.01% hypochlorous acid used as a preservative in solution known by us, Avenova can be used continuously over eyelids, competition may increase further as existing competitors enhance their offerings or additional companies enter our markets or modify their existing products to compete directly with our products. The hypochlorous acid is used as only a preservative and Avenova relies on the 99.99% saline solution as its active ingredient. Many of our competitors have substantially more resources and a greater marketing scale than we do. We may not be able to sustain our current levels of growth as competitive pressures, including pricing pressure from competitors, increase. If our competitors respond more quickly to new or emerging technologies and changes in customer requirements, our products may be rendered obsolete or non-competitive. In addition, if our competitors develop more effective or affordable products, or achieve earlier patent protection or product commercialization than we do, our operating results will materially suffer.

We may not be able to enhance the capabilities of our current and new products to keep pace with our industry’s rapidly changing technology and customer requirements.

Our industry is characterized by rapid technological changes, frequent new product introductions and enhancements and evolving industry standards. Our future success will depend significantly on our ability to keep pace with technological developments and evolving industry standards as well as respond to changes in customer needs. New technologies, techniques or products could emerge that might offer better combinations of price and performance than the products and systems that we currently sell, Avenova in particular, and products that we plan to sell. It is critical to our success that we anticipate changes in technology and customer requirements and physician, hospital and healthcare provider practices and successfully introduce new, enhanced and competitive technologies to meet our prospective customers’ needs on a timely and cost-effective basis.

Demands of third-party payors, cost reduction pressures among our customers, restrictive reimbursement practices, and cost-saving and other financial measures may adversely affect our business.

Currently, none of our products are reimbursed by federal healthcare programs, such as Medicare and Medicaid, and we do not anticipate that they will be reimbursed by such programs in the future. Our ability to negotiate favorable contracts with non-governmental payors, including managed-care plans or group purchasing organizations (“GPOs”), even if facilitated by our distributors, may significantly affect revenue and operating results. Our customers continue to face cost reduction pressures that may cause them to curtail their use of, or reimbursement for some of our products, to negotiate reduced fees or other concessions or to delay payment. In addition, third-party payors may reduce or limit reimbursement for our products in the future, such as by withdrawing their coverage policies, canceling any future contracts with us, reviewing and adjusting the rate of reimbursement, or imposing limitations on coverage. Furthermore, the increasing leverage of organized buying groups among non-governmental payors may reduce market prices for our products and services, thereby reducing our profitability. Reductions in price increases or the amounts received from current customers, lower pricing for our products to new customers, or limitations or reductions in reimbursement could have a material adverse effect on the financial position, cash flows and results of operations.

Federal and state healthcare reform legislation, including the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or the “Affordable Care Act,” may also adversely affect our business. The Affordable Care Act contains provisions aimed at improving quality and decreasing costs in the Medicare program, such as value-based payment programs and reduced hospital payments for avoidable readmissions and hospital acquired conditions. The Affordable Care Act has been, and continues to be, subject to judicial and legislative challenges seeking to modify, limit, replace, or repeal the legislation. While we cannot predict what additional healthcare programs and regulations will be implemented at the federal or state level, or the effect of any future legislation or regulation on our business, any changes that lower potential reimbursement for our products, impose additional costs, reduce the potential number of people eligible for reimbursement for the use of our products, or otherwise reduce demand for our products, could adversely affect our business, financial condition and results of operations.

The pharmaceutical and biopharmaceutical industries are characterized by patent litigation, and any litigation or claim against us may impose substantial costs on us, place a significant strain on our financial resources, divert the attention of management from our business and harm our reputation.

There has been substantial litigation in the pharmaceutical and biopharmaceutical industries with respect to the manufacture, use and sale of new products that are the subject of conflicting patent rights. For the most part, these lawsuits relate to the validity, enforceability and infringement of patents. Generic companies are encouraged to challenge the patents of pharmaceutical products in the United States because a successful challenger can obtain six months of exclusivity as a generic product under the Hatch-Waxman Act. We expect that we will rely upon patents, trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position, and we may initiate claims to defend our intellectual property rights as a result. Other parties may have issued patents or be issued patents that may prevent the sale of our products or know-how or require us to license such patents and pay significant fees or royalties to produce our products. In addition, future patents may be issued to third parties which our technology may infringe. Because patent applications can take many years to issue and because patent applications are not published for a period of time, or in some cases at all, there may be applications now pending of which we are unaware that may later result in issued patents that our products infringe.

Intellectual property litigation, regardless of outcome, is expensive and time-consuming, would divert management’s attention from our business and could have a material negative effect on our business, operating results or financial condition. If a dispute involving our proprietary technology were resolved against us, it could mean the earlier entry of some or all third parties seeking to compete in the marketplace for a given product, and a consequent significant decrease in the price we could charge for our product. If such a dispute alleging that our technology or operations infringed third party patent rights were to be resolved against us, we might be required to pay substantial damages, including treble damages and attorney’s fees if we were found to have willfully infringed a third party’s patent, to the party claiming infringement, to develop non-infringing technology, to stop selling any products we develop, to cease using technology that contains the allegedly infringing intellectual property or to enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm our business. Modification of any products we develop or development of new products thereafter could require us to conduct additional clinical trials and to revise our filings with the FDA and other regulatory bodies, which would be time-consuming and expensive. In addition, parties making infringement claims may be able to obtain an injunction that would prevent us from selling any products we develop, which could harm our business.

If product liability lawsuits are brought against us, they could result in costly litigation and significant liabilities.

Despite all reasonable efforts to ensure safety, it is possible that we or our collaborators will sell Avenova or NeutroPhase or products that we currently do not sell but may sell in the future such as CelleRx, and intelli-Case, which are defective, to which patients react in an unexpected manner, or which are alleged to have side effects. The manufacture and sale of such products may expose us to potential liability, and the industries in which our products are likely to be sold have been subject to significant product liability litigation. Any claims, with or without merit, could result in costly litigation, reduced sales, significant liabilities and diversion of our management’s time and attention, and could have a material adverse effect on our financial condition, business and results of operations.

If a product liability claim is brought against us, we may be required to pay legal and other expenses to defend the claim and, if the claim is successful, damage awards may not be covered, in whole or in part, by our insurance. We may not have sufficient capital resources to pay a judgment, in which case our creditors could levy against our assets. We may also be obligated to indemnify our collaborators and make payments to other parties with respect to product liability damages and claims. Defending any product liability claims, or indemnifying others against those claims, could require us to expend significant financial and managerial resources.

If we are unable to protect our intellectual property, our competitors could develop and market products similar to ours that may reduce demand for our products.

Our success, competitive position and potential future revenues will depend in significant part on our ability to protect our intellectual property. We rely on the patent, trademark, copyright and trade secret laws of the U.S. and other countries, as well as confidentiality and nondisclosure agreements, to protect our intellectual property rights. We apply for patents covering our technologies as we deem appropriate.

There is no assurance that any patents issued to us, or in-licensed or assigned to us by third parties, will not be challenged, invalidated, found unenforceable or circumvented, or that the rights granted thereunder will provide competitive advantages to us. If we or our collaborators or licensors fail to file, prosecute, obtain or maintain certain patents, our competitors could market products that contain features and clinical benefits similar to those of any products we develop, and demand for our products could decline as a result. Further, although we have taken steps to protect our intellectual property and proprietary technology, third parties may be able to design around our patents or, if they do infringe upon our technology, we may not be successful or have sufficient resources in pursuing a claim of infringement against those third parties. Any pursuit of an infringement claim by us may involve substantial expense and diversion of management attention.

We also rely on trade secrets and proprietary know-how that we seek to protect by confidentiality agreements with our employees, consultants and collaborators. If these agreements are not enforceable, or are breached, we may not have adequate remedies for any breach, and our trade secrets and proprietary know-how may become known or be independently discovered by competitors.

We operate in the State of California. The laws of the State prevent us from imposing a delay before an employee who may have access to trade secrets and proprietary know-how can commence employment with a competing company. Although we may be able to pursue legal action against competitive companies improperly using our proprietary information, we may not be aware of any use of our trade secrets and proprietary know-how until after significant damage has been done to our company.

Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. If our intellectual property does not provide significant protection against foreign or domestic competition, our competitors, including generic manufacturers, could compete more directly with us, which could result in a decrease in our market share. All of these factors may harm our competitive position.

Our current patent portfolio could leave us vulnerable to larger companies who have the resources to develop and market competing products.

We aggressively protect and enforce our patent rights worldwide. However, certain risks remain. There is no assurance that patents will issue from any of our applications or, for those patents we have or that do issue, that the claims will withstand an invalidity challenge or be sufficiently broad to protect our proprietary rights, or that it will be economically possible to pursue sufficient numbers of patents to afford significant protection. For example, we do not have any composition of matter patent directed to the Neutrox composition. This relatively weak patent portfolio leaves us vulnerable to competitors who wish to compete in the same marketplace with similar products. If a potential competitor introduces a formulation similar to Avenova or NeutroPhase with a similar composition that does not fall within the scope of the method of treatment/manufacture claims, then we or a potential marketing partner would be unable to rely on the allowed claims to protect its market position for the method of using the Avenova or NeutroPhase composition, and any revenues arising from such protection would be adversely impacted.

If physicians and patients do not accept and use our products, we will not achieve sufficient product revenues and our business will suffer.

Even if the FDA has cleared or approves products that we develop, physicians and patients may not accept and use them. Acceptance and use of our products may depend on a number of factors including:

●	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our products;

●	published studies demonstrating the cost-effectiveness of our products relative to competing products;

●	availability of reimbursement for our products from government or commercial payers; and

●	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

The failure of any of our products to find market acceptance would harm our business and could require us to seek additional financing.

Failure to comply with laws and regulations governing the sales and marketing of our products could materially impact our revenues.

We engage in various marketing, promotional and educational activities pertaining to, as well as the sale of, pharmaceutical products and/or medical devices in the United States and in certain other jurisdictions outside of the United States. The promotion, marketing and sale of pharmaceutical products and medical devices is highly regulated and the sales and marketing practices of market participants, such as us, have been subject to increasing supervision by governmental authorities, and we believe that this trend will continue.

In the United States, our sales and marketing activities are regulated by a number of regulatory authorities and law enforcement agencies, including the U.S. Department of Health and Human Services, the FDA, the Federal Trade Commission, the U.S. Department of Justice, the SEC, and state regulatory authorities. These authorities and agencies and their equivalents in countries outside the United States have broad authority to investigate market participants for potential violations of laws relating to the sale, marketing and promotion of pharmaceutical products and medical devices, including the False Claims Act, the Anti-Kickback Statute, the UK Bribery Act of 2010 and the Foreign Corrupt Practices Act, and their state equivalents, among others, for alleged improper conduct, including corrupt payments to government officials, improper payments, inducements, and financial relationships with and to medical professionals, patients, and sales personnel, off-label marketing of pharmaceutical products and medical devices, and the submission of false claims for reimbursement by the federal government. Healthcare companies and providers may also be subject to enforcement actions or prosecution for such improper conduct. Any inquiries or investigations into our operations, or enforcement or other regulatory action against us, by such authorities could result in significant defense costs, fines, penalties and injunctive or administrative remedies, distract management to the detriment of the business, result in the exclusion of certain products, or us, from government reimbursement programs or subject us to regulatory controls or government monitoring of our activities in the future.

Failure to obtain and/or maintain required licenses or registrations could reduce revenue.

Our business is subject to a variety of licensing or registration requirements by FDA, certain states and foreign jurisdictions where our products are distributed. Failure to obtain or maintain required licenses could result in the termination of the sale of certain products in the application states or foreign jurisdictions, or the termination of such products. We may also be subject to fines and other penalties imposed by the relevant government authorities for non-compliance.

The process for obtaining licenses or registrations can be lengthy and expensive and the results sometimes are unpredictable. If we are unable to obtain licenses or registrations needed to produce, market and sell our products in a timely fashion, or at all, our revenues could be materially and adversely affected.

We are subject to U.S. healthcare fraud and abuse and health information privacy and security laws, and the failure to comply with such laws may adversely affect our business.

We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The U.S. laws that may affect our ability to operate include, but are not limited to: (i) the federal Anti-Kickback Statute, which applies to our marketing and research practices, educational programs, pricing policies, and relationships with healthcare providers or other persons and entities, by prohibiting, among other things, soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual or the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs; (ii) federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third party payers that are false or fraudulent, and from offering or transferring remuneration to a Medicare or state healthcare program beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of any item or service for which payment may be made, in whole or in part, by Medicare or a state healthcare program; (iii) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which, among other things, created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; (iv) HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information and places restrictions on the use of such information for marketing communications; (v) the Physician Payments Sunshine Act, which among other things, requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under a federal healthcare program to report annually information related to “payments or other transfers of value” made to physicians and teaching hospitals, and ownership and investment interests held by certain healthcare professionals and their immediate family members; (vi) the government pricing rules and price reporting laws applicable to the Medicaid, Medicare Part B, 340B Drug Pricing Program, the U.S. Department of Veterans Affairs program, and the TRICARE program; and (vii) state and foreign law equivalents of each of the above laws, such as state anti-kickback and false claims laws which may apply to items or services reimbursed by any third party payer, including commercial insurers, and state and foreign laws governing the privacy and security of health information in certain circumstances, and state and foreign price and payment reporting and disclosure laws, many of which differ from each other in significant ways and often are not preempted by their federal counterparts, thus complicating compliance efforts. Violations of the health information privacy and fraud and abuse laws may result in severe penalties against us and/or our responsible employees, including jail sentences, large fines, and the exclusion of our products from reimbursement under federal and state programs. Defense of litigation claims and government investigations can be costly, time consuming, and distract management, and it is possible that we could incur judgments or enter into settlements that would require us to change the way we operate our business. Certain applicable laws may impose liability even in the absence of specific intent to defraud. Furthermore, should there be ambiguity, a governmental authority may take a position contrary to a position we have taken, or should an employee violate these laws without our knowledge, a governmental authority may impose civil and/or criminal sanctions.

Any adverse outcome in these types of actions, or the imposition of penalties or sanctions for failing to comply with health information privacy or fraud and abuse laws, could adversely affect us and may have a material adverse effect on our business, results of operations, financial condition and cash flows. Some of the statutes and regulations that may govern our activities, such as federal and state anti-kickback and false claims laws, are broad in scope, and while exemptions and safe harbors protecting certain common activities exist, they are often narrowly drawn. Due to the breadth of these statutory provisions, complexity and, in certain cases, uncertainty of application, it is possible that our activities could be subject to challenge by various government agencies. In particular, the FDA, the U.S. Department of Justice, and other agencies have increased their enforcement activities and scrutiny with respect to sales, marketing, research, financial relationships with healthcare providers, rebate or copay arrangements, discounts, and similar activities and relationships of pharmaceutical and medical device companies in recent years, and many companies have been subject to government investigations related to these practices and relationships. A determination that we are in violation of these and/or other government regulations and legal requirements may result in civil damages and penalties, criminal fines and prosecution, administrative remedies, the recall of products, the total or partial suspension of manufacture and/or distribution, seizure of products, injunctions, whistleblower lawsuits, failure to obtain approval of pending product applications, withdrawal of existing product approvals, exclusion from participation in government healthcare programs, and other sanctions.

We are subject to financial reporting and other requirements that place significant demands on our resources.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational, internal audit and accounting resources. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audit reports to stockholders causes our expenses to be higher than they would be if we were a privately-held company. The increased costs associated with operating as a public company may decrease our net income or increase our net loss, and may cause us to reduce costs in other areas of our business or increase the prices of our product to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

A failure of our internal control over financial reporting could materially impact our business or stock price.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. An internal control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all internal control systems, internal control over financial reporting may not prevent or detect misstatements. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud, and could expose us to litigation or adversely affect the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

●	our ability to successfully commercialize Avenova;

●	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

●	our estimates regarding the sufficiency of our cash resources and our need for additional funding;

●	our ability to manufacture, distribute and sell our products;

●	side effects or therapeutic efficacy of our products, and

●	regulatory approvals or changes.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus together with any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $        million, or approximately $          if the underwriter exercises in full its over-allotment option to purchase additional shares of common stock, assuming a public offering price of $         per share, the last reported sale price of our common stock on the NYSE American on         , 2017, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

A $        increase (decrease) in the assumed public offering price of $        per share of common stock would increase (decrease) the net proceeds to us from this offering by approximately $       million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, an increase (decrease) of         in the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us by $       , assuming the assumed public offering price of $       per share of common stock remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for expansion of sales and marketing of Avenova and working capital and general corporate purposes, including selling, general and administrative expenses.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot currently allocate specific percentages of the net proceeds that we may use for the purposes specified above, and we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to obtain additional financing and the progress, cost and results of our operations. We may find it necessary or advisable to use the net proceeds for other purposes. As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds.

Pending application of the net proceeds for the purposes as described above, we expect to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

MARKET PRICE OF OUR COMMON STOCK

Our shares of common stock are listed on the NYSE American under the symbol “NBY.” On December 14, 2017, the closing price of our shares of common stock listed on NYSE American was $3.42 per share.

The following table shows the high and low sale prices for our common stock for each fiscal quarter for the two most recent fiscal years and the subsequent interim period, giving effect to the 1-for-25 reverse stock split we effected on December 18, 2015.

	NYSE American Share Price
Quarter	High	Low
Fourth Quarter 2017 (Through December 14, 2017)	$4.80	$3.20
Third Quarter 2017	$5.00	$3.37
Second Quarter 2017	$4.05	$2.25
First Quarter 2017	$4.35	$3.20
Fourth Quarter 2016	$5.09	$3.25
Third Quarter 2016	$5.29	$2.12
Second Quarter 2016	$3.42	$1.90
First Quarter 2016	$3.42	$1.77
Fourth Quarter 2015	$9.50	$1.75
Third Quarter 2015	$17.00	$5.50
Second Quarter 2015	$26.25	$12.75
First Quarter 2015	$18.75	$10.50

As of November 28, 2017, there were 15,384,554 shares of our common stock outstanding and approximately 111 holders of record of our shares of our common stock. Because shares of our common stock are held by depositories, brokers and other nominees, the number of beneficial holders of shares of our common stock is substantially larger than the number of stockholders of record.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings and do not expect to pay any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2017:

●	on an actual basis;

●

on an as adjusted basis to give effect to the issuance and sale of 2,400,000 shares of common stock pursuant to the Private Placement, resulting in net proceeds of approximately $9.6 million, after deducting placement agent commissions and our expenses; and

●

on an as further adjusted basis to give effect to the sale of         shares of common stock we are offering based upon an assumed public offering price of $         per share, and after deducting underwriting discounts and commissions and approximately $         in other estimated offering expenses payable by us (assuming no exercise of the underwriter’s option to purchase         additional shares).

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual sales price of shares of Common Stock. You should read this table together with the sections entitled “Use of Proceeds,” which appears elsewhere in this prospectus, and “Management's Discussion and Analysis of Financial Condition and Results of Operations” as well as our financial statements and the related notes, which are included in our 2016 Annual Report.

	As of September 30, 2017 (in thousands, except per share data)
	Actual	As Adjusted	As Further Adjusted
Cash and cash equivalents	$6,076	$	$
Short-term debt	$––	$	$
Long-term debt	$––	$	$
Stockholders’ equity (deficit)
Preferred stock, par value $0.01 per share: 5,000 shares authorized; none issued and outstanding actual, as adjusted and as further adjusted	––
Common stock, par value $0.01 per share: 240,000 shares authorized; 15,361 shares issued and outstanding actual; 17,761 shares issued and outstanding as adjusted; shares issued and outstanding as further adjusted	154
Additional paid-in capital	113,545
Accumulated deficit	(111,867)
Total Stockholders’ Equity (Deficit)	$1,832	$	$
Total Capitalization	$1,832	$	$

The number of shares of our common stock that will be issued and outstanding immediately after this offering as disclosed above is based on 15,360,694 shares of common stock issued and outstanding as of September 30, 2017, and excludes the following:

●	shares of common stock issuable upon the exercise of stock options outstanding, of which there were 2,884,953 outstanding as of September 30, 2017, with a weighted average exercise price of $5.38 per share;

●	shares of common stock issuable upon the settlement of outstanding restricted stock units, of which there were 7,610 outstanding as of September 30, 2017;

●	shares of common stock issuable upon the exercise of our outstanding warrants, of which there were warrants outstanding as of September 30, 2017 to purchase 260,093 shares of common stock at an exercise price of $1.81 per share, and 284,602 shares of common stock at an exercise price of $1.91 per share; and

●	1,486,028 shares of common stock not subject to stock awards and reserved for issuance under our 2017 equity incentive plan.

DILUTION

Our net tangible book value as of September 30, 2017, was approximately $1.832 million, or $0.12 per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of our shares of outstanding common stock. As of September 30, 2017, after giving effect to the issuance and sale of 2,400,000 shares of common stock pursuant to the Private Placement, resulting in net proceeds of approximately $9.6 million, our as adjusted net tangible book value was approximately $11.4 million, or $0.64 per share of common stock.

If you invest in our shares of common stock in this offering, your interest will be diluted to the extent of the difference between the offering price per share and the net tangible book value per share of our common stock immediately after completion of this offering.

After further giving effect to the sale of         shares of common stock we are offering based upon the public offering price of $         per share, the last reported sale price of our common stock on the NYSE American on         , 2017, and after deducting underwriting discounts and commissions and approximately $         in estimated offering expenses payable by us, our as further adjusted net tangible book value as of September 30, 2017, would have been approximately $         million, or $         per share. This represents an immediate increase in net tangible book value of $         per share to existing stockholders and immediate dilution in net tangible book value of $         per share to new investors purchasing our shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Public offering price per share of common stock	$
Net tangible book value per share as of September 30, 2017		$0.12
As adjusted net tangible book value per share as of September 30, 2017, after giving effect to the issuance and sale of common stock pursuant to the Private Placement, but before giving effect to this offering		$0.64
Increase in net tangible book value per share attributable to investors participating in this offering	$
As further adjusted net tangible book value per share after giving effect to the issuance and sale of common stock pursuant to the Private Placement and this offering	$
Dilution in net tangible book value per share to investors participating in this offering	$

If the underwriter exercises in full its option to purchase         additional shares of common stock at the public offering price of $         per share, our as further adjusted net tangible book value as of September 30, 2017, would be approximately $         million , or $          per share, representing an immediate increase in net tangible book value of approximately $          per share to existing stockholders and immediate dilution in net tangible book value of approximately $           per share to new investors purchasing our shares of common stock in this offering at the public offering price.

A $         increase (decrease) in the assumed public offering price of $         per share of common stock would increase (decrease) our as further adjusted net tangible book value as of September 30, 2017, by approximately $         million , or $        per share assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated the underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, an increase (decrease) of          in the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase (decrease) our as further adjusted net tangible book value as of September 30, 2017, by approximately $           million , or $          per share, assuming the assumed public offering price of $           per share of common stock remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the per share offering price to the public in this offering or upon the vesting of outstanding restricted stock units.

The above discussion and table are based on 15,360,694 shares of common stock issued and outstanding as of September 30, 2017, after giving effect to the issuance and sale of 2,400,000 shares of common stock pursuant to the Private Placement, and excludes:

●

shares of common stock issuable upon the exercise of stock options outstanding, of which there were 2,884,953 outstanding as of September 30, 2017, with a weighted average exercise price of $5.38 per share;

●	shares of common stock issuable upon the settlement of outstanding restricted stock units, of which there were 7,610 outstanding as of September 30, 2017;

●

shares of common stock issuable upon the exercise of our outstanding warrants, of which there were warrants outstanding as of September 30, 2017, to purchase 260,093 shares of common stock at an exercise price of $1.81 per share, and 284,602 shares of common stock at an exercise price of $1.91 per share; and

●	1,486,028 shares of common stock not subject to stock awards and reserved for issuance under our 2017 equity incentive plan.

In addition, if we issue additional shares of common stock to the holders of certain warrants, upon exercise, originally issued in July 2011, March 2015 and October 2015, pursuant to a price protection provision included in such warrants, there will be further dilution to new investors participating in this offering (see “Risk Factors— Risks Relating to our Common Stock and this Offering—If this offering proceeds at a common stock price under $1.81 per share, such price would trigger a price protection provision included in warrants originally issued in July 2011, March 2015 and October 2015, reducing the probability and magnitude of any future share price appreciation.”).

To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional shares of common stock in the future at a price less than the public offering price, there may be further dilution to new investors purchasing common stock in this offering.

We expect that significant additional capital will be needed in the future to continue our planned operations and comply with NYSE American listing requirements. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

BUSINESS

Overview

NovaBay Pharmaceuticals, Inc. is a medical device company predominately focused on eye care. We are currently focused primarily on commercializing Avenova®, a prescription product sold in the United States for cleansing and removing foreign material including microorganisms and debris from skin around the eye, including the eyelid.

Avenova is an eye care product formulated with our proprietary, stable and pure form of hypochlorous acid. Avenova has proven in laboratory testing to have broad antimicrobial properties as a preservative in solution as it removes foreign material including microorganisms and debris from the skin on the eyelids and lashes without burning or stinging.

Our business strategy remains the same since November 2015, when we restructured our business to focus our resources on growing sales of Avenova in the United States.  Our current three-part business strategy is comprised of: (1) focusing our resources on growing the U.S. commercial sales of Avenova, including implementation of a sales and marketing strategy intended to increase product margin and profitability; (2) maintaining low expenses and continuing to optimize sales force efficiency, including expansion of geographical reach and efforts directed to maintain and increase insurance reimbursement for Avenova; and (3) seeking additional sources of revenue through partnering, divesting and/or other means of monetizing non-core assets in urology, dermatology, and wound care.

Pursuant to our business strategy, we have developed additional products containing our proprietary, stable and pure form of hypochlorous acid, including NeutroPhase® for the wound care market and CelleRx® for the dermatology market. Since the launch of NeutroPhase in 2013, we have established a U.S. distribution partner and an international distribution partner in China. We currently do not sell or distribute CelleRx.

Avenova, NeutroPhase, and CelleRx are medical devices cleared by the FDA under the Food and Drug Administration Act Section 510(k). The products are intended for use under the supervision of healthcare professionals for the cleansing and removal of foreign material, including microorganisms and debris. For wound treatment, NeutroPhase® is also intended for use under the supervision of healthcare professionals for moistening absorbent wound dressings and cleansing minor cuts, minor burns, superficial abrasions and minor irritations of the skin. It is also intended for moistening and debriding acute and chronic dermal lesions.

Avenova

Prescription Avenova is a saline solution with hypochlorous acid that acts as an antimicrobial preservative in solution and has been shown to neutralize bacterial toxins in laboratory tests, and therefore, we believe that it is suited for daily eyelid hygiene. We have received approximately 750,000 new prescriptions or reorders for Avenova since the launch of the product in 2014. We believe that Avenova offers distinct advantages, when compared to alternative regimens that contain soaps, bleach, and other impurities, as it removes unwanted microorganisms from the skin without the use of harmful ingredients such as detergents and bleach.

We currently believe our target market to be the millions of Americans who suffer from minor irritation of the skin around the eye, making it prudent to utilize a cleanser with the advantages of Avenova. To access our target market, our salesforce is calling on a base of prescribers that includes the approximately 17,000 ophthalmologists and approximately 37,000 optometrists in the U.S. Our sales and marketing campaign targets major urban areas such as New York, Los Angeles, Boston, Atlanta, and San Francisco.

We began selling Avenova in the United States in 2014. Since then, we have consistently reported increases in key metrics, including the total number of prescribers, as well as growth in prescription volume as reported by distributors and the number of retail pharmacies ordering Avenova (both of which have been confirmed by third-party prescription data providers). From January 2016 to October 2017, Avenova reorders grew 132%, while new prescriptions grew 67% for the same period. We have distribution agreements with McKesson Corporation, Cardinal Health, and AmerisourceBergen Corporation that make Avenova accessible nationwide in nearly all retail pharmacies across the United States, and we have entered into certain agreements directly with some preferred pharmacy networks. Avenova also is marketed through numerous ophthalmology and optometry networks, including some specialty pharmacy groups that specialize in obtaining patient refills and maintaining patient compliance.

Based on consistent positive sales performance, we have incrementally grown our salesforce to 49 medical sales representatives in 2016 and to 55 in 2017. Having previously been managed through a professional employer organization, we transitioned our contract salesforce to direct employees in January 2017.

We expect that our prescription business will be the main driver of long-term Avenova sales growth and gross margin expansion.  We are focusing our primary sales efforts on building our prescription business under a value pricing model. Our strategy is supported by the high percentage rate of insurance reimbursement, with over 90% of Avenova prescriptions filled at pharmacies covered by some form of insurance at the end of 2016. As a result of this focus, we have significantly increased the percentage of total Avenova prescriptions in 2017. We are working to improve insurance reimbursement coverage for Avenova, and we are aligning our product pricing accordingly. Furthermore, we have instituted a rebate program for electronic payment transactions and in the form of instant rebate cards. The rebate cards are intended to be used by patients who either do not have insurance coverage or whose insurance coverage does not cover Avenova, thereby lowering the price for the patient at the pharmacy.

We also expect to invest in systems that support prescribing physicians’ efforts to educate their patients. We believe we have made it easier for doctors to get Avenova into the hands of patients by providing availability through well-known national pharmacy chains, specialty pharmacies, or directly through the practitioners’ office.

Certain key opinion leaders in the field of ophthalmology and optometry have embraced Avenova as a tool for cleansing and removing foreign material including microorganisms and debris from skin like the eyelid, and have joined our Advisory Boards to promote its use among their peers. We have entered into written agreements with these key opinion leaders for their services, which agreements include potential stock options.

Competitors for Avenova

There are many companies that sell lid and lash scrubs, most of which, to the best of our knowledge, are surfactant (soap) based. Unlike its competitors, Avenova consists solely of saline and 0.01% pure hypochlorous acid, without the bleach impurities included in competitive offerings. While newer over-the-counter products have recently been commercially launched, they all include bleach or other impurities. Because it lacks these impurities, we believe that physicians and their patients will choose Avenova over other competitive prescription products or over-the-counter soap products. While antibacterial soaps are commonly used to reduce or prevent bacterial contamination on the skin, we do not view them as effective competitors of Avenova.

Strategic Alternatives and Other Assets

In addition to our hypochlorous acid family of products, we have synthesized and developed a second category of novel compounds also aimed at harnessing the power of white blood cell chemistry to address the global, topical anti-infective markets. We are also in the process of seeking additional sources of revenue by licensing or selling select non-core assets in urology, dermatology and wound care, as described in more detail below.

Aganocide Compounds

In addition to our family of products that use hypochlorous acid as a preservative in solution, we have synthesized and developed a second category of novel compounds also intended to address the global, topical anti-infective market. This second product category includes auriclosene, our lead clinical-stage Aganocide compound, which is a patented, synthetic molecule with a broad spectrum of uses against bacteria, viruses and fungi. Our Aganocide compound is a derivative of the naturally occurring dichlorotaurine, mimicking the anti-infective chemistry and mechanism of action that human white blood cells, known as leukocytes, use against infections. Our Aganocide compound possesses a significantly reduced likelihood of bacteria or viruses developing resistance, which is critical for advanced anti-infectives. The World Health Organization has approved the international nonproprietary name (“INN”) “auriclosene” for our lead Aganocide® compound NVC-422. Each INN is a globally recognized unique name, and we believe INNs facilitate the identification of active pharmaceutical ingredients. Auriclosene is a novel chemical entity and was granted composition of matter patent protection to 2024 by the U.S. Patent Office. Although we conducted clinical trials using the Aganocide compounds from 2007 to 2015, none have received FDA approval and we therefore cannot commercialize the compounds in the United States.

AIS (Urology)

Our urology program utilizes the technology of our Aganocide compounds and is in an advanced stage of clinical development. Statistically significant and clinically meaningful results have been reported from two Phase 2 clinical studies with our AIS in UCBE. We announced the results of a Phase 2b clinical study in September 2016 which demonstrated that AIS, when compared to a sodium citrate buffer, proved more effective in reducing urinary blockage in patients with chronic indwelling urinary catheters who have repeat history of blockage. This study enrolled a population of 36 chronically catheterized patients with spinal cord injury and other neurological disorders. The primary efficacy endpoint comparing percent flow rate reduction of AIS-treated catheters to buffer-treated catheters was achieved with statistical significance (p values < 0.05). The clinical efficacy endpoint was also achieved with statistical significance, with no blockage in subjects in the AIS arm versus clinical blockage in 28% of the subjects treated with vehicle. No serious adverse events were reported, and overall tolerability was considered good. We are currently seeking partners to invest in Phase 3 clinical studies and moving this program forward to seek FDA approval.

intelli-Case

While a majority of the approximately 40 million contact lens wearers in the United States disinfect their contact lenses with a multipurpose disinfection system to prevent potentially serious infections, we estimate that approximately 12% of the contact lens wearers use hydrogen peroxide as a disinfection solution. Many ophthalmologists and optometrists are known to favor the use of hydrogen peroxide for its disinfection ability and lens material compatibility, yet, to the best of our knowledge, side effects associated with misuse and non-compliance discourage peroxide system use. For example, hydrogen peroxide in too low of a concentration does not fully disinfect lenses and in too high of a concentration can severely irritate the eye.

We have developed a contact lens case that improves the safety of those contact lens wearers who use hydrogen peroxide solution to disinfect their lenses. In June 2015, we received FDA-clearance for the intelli-Case, an easy-to-use device for use with hydrogen peroxide disinfection solutions for soft and rigid gas permeable contact lenses. The intelli-Case monitors the neutralization of hydrogen peroxide during the disinfection cycle with sophisticated microprocessor electronics embedded in the cap of what otherwise looks like a standard peroxide lens case. The LED indicators on the case inform the user if the lenses are safe to insert into the eyes, resulting in a disinfection system that is safe yet simple to use.

We are actively looking for a company with its own branded hydrogen cleansing solution to license intelli-Case and brand the intelli-Case and their solution together. Because the cost of manufacturing the intelli-Case is relatively high, we are seeking potential partners with the resources to make this device broadly available in the market.

CelleRx (Dermatology)

Created for cosmetic procedures, CelleRx (0.015% hypochlorous acid as a preservative in solution) is a cleansing solution intended for use after laser resurfacing, chemical peels and other cosmetic surgery procedures. We believe that CelleRx is superior to Dakin solution, which contains bleach impurities.

Because our main focus is on Avenova and the eyecare market, we currently do not sell or distribute CelleRx. Initial proof of concept studies have shown promising results, and we are seeking established dermatological companies to bring this to market.

NeutroPhase (Wound Care)

Consisting of 0.03% hypochlorous acid, NeutroPhase is used to cleanse and remove microorganisms from any type of acute or chronic wound, and can be used with any type of wound care modality.

NeutroPhase is intended to treat millions of patients in the United States who suffer from chronic non-healing wounds, such as pressure, venous stasis and diabetic ulcers. NeutroPhase is used by some physicians as an irrigation solution as part of the adjunct treatment for NF.

NeutroPhase is competing in a crowded wound cleanser market with many older and lower-priced products with similar uses, such as Vashe and Betadine Surgical Scrub. However, we believe NeutroPhase has distinct competitive advantages in a market where there is currently no dominant product. NeutroPhase is distributed through commercial partners in the United States and internationally: Principle Business Enterprise distributes NeutroPhase in the United States and Pioneer Pharma Co. Ltd., a Shanghai-based company, distributes NeutroPhase in mainland China.

Customers, Manufacturing and Suppliers

Our salesforce calls on primarily ophthalmologists, optometrists, and other eye care professionals who can prescribe Avenova. There are currently approximately 10,000 doctors prescribing Avenova on a regular basis in the United States. These doctors have written over 200,000 prescriptions in the United States for Avenova year-to-date in 2017. No individual doctor represented in excess of 10% of our revenues for the year ended December 31, 2016, 2015 or 2014.

We currently outsource manufacturing of all our products to two contract manufacturers with facilities located in the United States. We believe that our contract manufacturers have adequate manufacturing capacity to satisfy our demands and that additional contract manufacturers are also available should they be required.

All raw materials and other supplies utilized in the manufacturing process of our contract manufacturers are available from various third party suppliers in quantities adequate to meet our needs.

Intellectual Property

We believe that patents and other proprietary rights are important to our business. We also rely on trade secrets and know-how to maintain our competitive position. We seek to protect our intellectual property rights by a variety of means, including obtaining patents, maintaining trade secrets and proprietary know-how and technological innovation to operate, without infringing on the proprietary rights of others and to prevent others from infringing on our proprietary rights. In order to maintain our trade secrets, we have entered into confidentiality/invention rights agreements with all our employees and confidentiality agreements with our contract manufacturers.

As of December 15, 2017, we own 99 issued patents worldwide. Our issued patents are within two patent families: Neutrox hypochlorous acid and Aganocide compounds. The Neutrox hypochlorous acid patents underlay our Avenova products, which is our primary business. Within our Neutrox hypochlorous acid patent family, we own two issued U.S. patents and eight issued foreign patents. The Aganocide compound patent family underlay products that are still in clinical stages, which we are not currently developing and are instead focused almost exclusively on Avenova. Within our Aganocide compound patent family, we own eight issued U.S. patents and 81 issued foreign patents.

Research and Development

For the years ended December 31, 2016 and 2015, we incurred total research and development expenses of approximately $1.4 million and $5.7 million, respectively. We spent approximately $0.3 million and $1.2 million on research and development activities in the nine months ended September 30, 2017 and 2016, respectively. Pursuant to our business strategy focusing our resources on growing the commercial sales of Avenova and maintaining low expenses, we are currently not conducting any substantive research and development. Any substantial research and development costs incurred in the future would be related to our urology program, which we do not expect to move forward without outside investment.

Government Regulation

We are subject to extensive government regulation, principally by the FDA and state and local authorities in the United States and by comparable agencies in foreign countries. Governmental authorities in the United States extensively regulate the pre-clinical and clinical testing, safety, efficacy, research, development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution, among other things, of pharmaceutical and medical device products under various federal laws including the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and under comparable laws by the states and in most foreign countries. We also hold our CE Mark and ISO 13485 certifications. To maintain these certifications, we undergo significant quality control audits with the relevant European authorities every year.

FDA Approval/Clearance Requirements

Unless an exemption applies, each medical device that we wish to market in the U.S. must receive 510(k) clearance. It has been the Company’s experience thus far, that the FDA’s 510(k) clearance process usually takes from four to twelve months, but can last significantly longer. We cannot be sure that 510(k) clearance will ever be obtained for any product we propose to market. We have obtained the required FDA clearance for all of our current products that require such clearance.

The FDA decides whether a device line must undergo either the 510(k) clearance or Premarket approval (“PMA”). PMA is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices. Class III devices are those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury. The PMA approval process is based on statutory criteria. These criteria include the level of risk that the agency perceives is associated with the device and a determination whether the product is a type of device that is similar to devices that are already legally marketed. Devices deemed to pose relatively less risk are placed in either Class I or II, which requires the manufacturer to submit a premarket notification (“PMN”) requesting 510(k) clearance, unless an exemption applies. The PMN must demonstrate that the proposed device is “substantially equivalent” in intended use and in safety and effectiveness to a legally marketed predicate device, which is a pre-existing medical device to which equivalence can be drawn, that is either in Class I, Class II, or is a Class III device that was in commercial distribution before May 28, 1976, for which the FDA has not yet called for submission of a PMA application.

Class I devices are those for which safety and effectiveness can be assured by adherence to the FDA’s general regulatory controls for medical devices, or the General Controls, which include compliance with the applicable portions of the FDA’s quality system regulations, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. Some Class I devices also require premarket clearance by the FDA through the 510(k) PMN process described below. Avenova is classified as a Class I device.

Class II devices are subject to the FDA’s General Controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. Premarket review and clearance by the FDA for Class II devices is accomplished through the 510(k) PMN procedure. Pursuant to the Medical Device User Fee and Modernization Act of 2002, or MDUFMA, as of October 2002 unless a specific exemption applies, 510(k) PMN submissions are subject to user fees. Certain Class II devices are exempt from this premarket review process. intelli-Case is classified as a Class II device.

Class III devices are those devices which have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device. The safety and effectiveness of Class III devices cannot be assured solely by the General Controls and the other requirements described above. These devices almost always require formal clinical studies to demonstrate safety and effectiveness and must be approved through the premarket approval process described below. Premarket approval applications (and supplemental premarket approval applications) are subject to significantly higher user fees under MDUFMA than are 510(k) PMNs. None of our products are Class III devices.

A clinical trial may be required in support of a 510(k) submission. These trials generally require an Investigational Device Exemption, or IDE, application approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device eligible for more abbreviated IDE requirements. The IDE application must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin if the IDE application is approved by the FDA and the appropriate institutional review boards at the clinical trial sites.

Pervasive and Continuing FDA Regulation

A host of regulatory requirements apply to our marketed devices, including the quality system regulation (which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures), the Medical Reporting Regulations (“MDR”) regulations (which require that manufacturers report to the FDA specified types of adverse events involving their products), labeling regulations, and the FDA’s general prohibition against promoting products for unapproved or “off-label” uses. Class II devices also can have special controls such as performance standards, post-market surveillance, patient registries and FDA guidelines that do not apply to Class I devices. Unanticipated changes in existing regulatory requirements or adoption of new cGMP requirements could hurt our business, financial condition and results of operations.

Health Care Fraud and Abuse

In the United States, there are federal and state anti-kickback laws that generally prohibit the payment or receipt of kickbacks, bribes or other remuneration in exchange for the referral of patients or other health-related business. For example, the federal Anti-Kickback Law (42 U.S.C. §1320a-7b(b)) prohibits anyone from, among other things, knowingly and willfully offering, paying, soliciting or receiving any bribe, kickback or other remuneration intended to induce the referral of patients for, or the purchase, order or recommendation of, health care products and services reimbursed by a federal health care program (including Medicare and Medicaid). Recognizing that the federal Anti-Kickback Law is broad and potentially applicable to many commonplace arrangements, the Office of Inspector General within the Department of Health and Human Services, or OIG, has issued regulations, known as the safe harbors, which identify permissible practices. If all of the requirements of an applicable safe harbor are met, an arrangement will not be prosecuted under this law. Safe harbors exist for a number of arrangements relevant to our business, including, among other things, payments to bona fide employees, certain discount arrangements, and certain payment arrangements involving GPOs. The failure of an arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal. However, conduct that does not fully satisfy each requirement of an applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG or the Department of Justice. Violations of this federal law can result in significant penalties, including imprisonment, monetary fines and assessments, and exclusion from Medicare, Medicaid and other federal health care programs. Exclusion of a manufacturer would preclude any federal health care program from paying for its products. In addition to the federal anti-kickback law, many states have their own kickback laws. Often, these state laws closely follow the language of the federal law. Some state anti-kickback laws apply regardless of whether a federal health care program payment is involved. Federal and state anti-kickback laws may affect our sales, marketing and promotional activities, and relationships with health care providers or pharmacies by limiting the kinds of arrangements we may have with them.

Federal and state false claims laws prohibit anyone from presenting, or causing to be presented, claims for payment to third-party payors that are false or fraudulent. For example, the federal False Claims Act (31 U.S.C. §3729 et seq.) imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal health care program (including Medicaid and Medicare). Manufacturers, like us, can be held liable under false claims laws, even if they do not submit claims to the government, where they are found to have caused submission of false claims by, among other things, providing incorrect coding or billing advice about their products to customers that file claims, or by engaging in kickback arrangements with customers that file claims. A number of states also have false claims laws, and some of these laws may apply to claims for items or services reimbursed under Medicaid and/or commercial insurance. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, and imprisonment.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created certain criminal statutes relating to health care, including health care fraud and false statements related to healthcare matters. The health care fraud statute prohibits, among others, knowingly and willingly executing a scheme to defraud any health care benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment.

The federal Physician Payments Sunshine Act requires certain pharmaceutical and medical device manufacturers to monitor and report certain payments and other transfers of value to physicians and other healthcare providers to the Centers for Medicare and Medicaid Services, or CMS, for disclosure to the public. Failure to submit required information may result in significant civil monetary penalties. In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians for marketing, medical directorships, and other purposes. Some states mandate implementation of corporate compliance programs, along with the tracking and reporting of gifts, compensation and other remuneration to physicians, and some states limit or prohibit such gifts.

Due to the breadth of some of these laws, it is possible that some of our current or future practices might be challenged under one or more of these laws. In addition, there can be no assurance that we would not be required to alter one or more of our practices to be in compliance with these laws. Evolving interpretations of current laws or the adoption of new federal or state laws or regulations could adversely affect many of the arrangements we have with customers and physicians. Our risk of being found in violation of these laws is increased by the fact that some of these laws are open to a variety of interpretations. If our past or present operations are found to be in violation of any of these laws, we could be subject to civil and criminal penalties, which could hurt our business, results of operations and financial condition.

Foreign Regulation

Many foreign countries in which we market or may market our products have regulatory bodies and restrictions similar to those of the FDA. International sales are subject to foreign government regulation, the requirements of which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ.

Third-Party Reimbursement

Customers that are prescribed our product generally rely on third-party payors, such as indemnity insurers and managed care plans, to cover and reimburse all or part of the cost of our product. As a result, demand for our product is dependent in part on the coverage and reimbursement policies of these payors.

Private payors often follow the coverage and reimbursement policies of Medicare, governed by CMS the federal agency responsible for administering the Medicare program. We cannot assure you that private third-party payors will cover and reimburse our products in whole or in part in the future or that payment rates will be adequate. Currently, none of our products are reimbursed by federal healthcare programs, such as Medicare and Medicaid, and we do not anticipate that they will be reimbursed by such programs in the future.

CMS, the federal agency responsible for administering the Medicare program, frequently changes product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Private payors often follow the coverage and reimbursement policies of Medicare. We cannot assure you that private third-party payors will cover and reimburse our products in whole or in part in the future or that payment rates will be adequate. Further, in the U.S., there have been, and we expect that there will continue to be, federal and state proposals to lower expenditures for medical products and services, which may adversely affect reimbursement for our products.

Other U.S. Regulation

We must also comply with numerous federal, state and local laws relating to matters such as environmental protection, safe working conditions, manufacturing practices, healthcare reform, patient privacy and information, fire hazard control and, among other things, the generation, handling, transportation and disposal of hazardous substances.

Employees

As of December 1, 2017, we had a total of 85 full-time employees. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Facilities

Our principal executive office and administrative operations are located in Emeryville, California. On August 24, 2016, we entered into an office lease, pursuant to which we leased approximately 7,799 rentable square feet of real property located on the eleventh floor (Suite 1150) at 2000 Powell Street, Emeryville, California 94608 from KBSIII Towers at Emeryville, LLC, for our new principal executive offices. The expiration date of the lease is February 28, 2022, unless earlier terminated pursuant to any provision of the lease. The Company has the option to extend the term of the lease for one five (5)-year period upon written notice to the landlord due no earlier than twelve (12) months and no later than nine (9) months prior to the expiration of the lease.

We believe that our office and administration facilities are suitable and adequate for our current operations but we may require additional space and facilities as our business expand.

Legal Proceedings

From time to time, we may become party to litigation and subject to claims arising in the ordinary course of our business. On December 19, 2016, Liam Kozma, claiming to be our stockholder, filed a putative derivative action against us and the Board in the United States District Court for the District of Delaware alleging that the Board breached its fiduciary duty and made materially false and misleading statements in our proxy statement filed with the SEC on April 18, 2016, as supplemented on May 17, 2016, related to our amendment of the 2007 Omnibus Incentive Plan (“2007 Plan”). The parties have agreed to settle the litigation conditioned upon approval by the court. The court preliminarily approved the settlement by order dated September 26, 2017, and has set a final settlement hearing for December 15, 2017. We have accrued an amount up to our insurance deductible in connection with the complaint, and we do not believe this complaint or any other legal proceedings, the adverse outcome of which, individually or in the aggregate, will have a material adverse effect on our financial position.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2016 and December 31, 2015 by (1) our CEO, (2) our CFO, Treasurer and Corporate Secretary as of such dates, and (3) our Senior Vice President and GC, each of whom served as our executive officers in 2016 and 2015. The officers listed below are collectively referred to as the Named Executive Officers (“NEOs” in this prospectus. On July 16, 2017, John McGovern succeeded Thomas J. Paulson as our CFO and Treasurer after Mr. Paulson’s retirement. On November 21, 2017, we appointed Lewis Stuart to serve as our Chief Commercial Officer, beginning December 1, 2017.

Name and Principal Position	Fiscal Year	Salary		Bonus	Option Awards(3)	All Other Compensation(4)	Total
Mark M. Sieczkarek, M.B.A.,	2016	$199,998	(1)	$240,000	$1,550,598	$13,500	$2,004,096
Chairman of the Board and CEO	2015	–	(2)	–	78,532	23,750	102,282
Thomas J. Paulson, M.B.A., Former CFO,	2016	$290,000		$95,700	$332,098	$1,060	$718,858
Treasurer and Corporate Secretary(5)	2015	277,898		69,000	54,000	6,946	407,844
Justin M. Hall, Esq.	2016	$190,000		$62,700	$282,382	$801	$535,883
Senior Vice President and GC	2015	160,401		41,000	20,250	293	221,944

______________

(1)

Mr. Sieczkarek entered into an employment agreement with the Company, effective June l, 2016, pursuant to which he would receive an annual base salary of $400,000. This amount has been prorated for service to the Company from the period of June 1, 2016 through December 31, 2016. Prior to June 1, 2016, Mr. Sieczkarek received 100% of his salary in the form of equity compensation (see Note 2 below).

(2)

Although Mr. Sieczkarek was appointed by the Board as Interim President and CEO of the Company effective November 18, 2015, the Company and Mr. Sieczkarek did not enter into an employment agreement, setting forth his salary compensation, until December 29, 2015. As part of his 2015 employment agreement, Mr. Sieczkarek agreed that the Compensation Committee shall have the sole discretion to pay 100% of his salary in the form of equity compensation in order to further the Company’s effort to conserve cash. Mr. Sieczkarek subsequently entered into an employment agreement, effective June 1, 2016, providing for an annual base salary of $400,000. See Note 1 above. Mr. Sieczkarek entered into a new employment agreement most recently on June 2, 2017. Certain information regarding Mr. Sieczkarek’s compensation arrangements is set forth in “Executive Compensation and Other Information—Employment-Related Agreements and Potential Payments Upon Termination or Change in Control – Mark Sieczkarek, John McGovern, Lewis Stuart, Justin Hall and Thomas Paulson.”

(3)

These amounts represent the aggregate grant date fair value of the equity awards granted to our NEOs during the fiscal year. The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 11 to our consolidated financial statements in this prospectus regarding assumptions underlying the valuation of our equity awards. These amounts do not correspond to the actual value that may be recognized by our NEOs.

(4)	For Mr. Hall and Mr. Paulson, these amounts include individual life insurance premiums paid for by the Company. In the case of Mr. Sieczkarek, the amount includes a $13,500 annual car allowance.
(5)

Mr. Paulson retired as Chief Financial Officer, Treasurer and Corporate Secretary of the Company effective July 16, 2017. Effective July 16, 2017, Mr. McGovern became our Chief Financial Officer and Treasurer, and Mr. Hall became our Corporate Secretary. Mr. Paulson remains employed by the Company under his employment agreement until December 31, 2017 to assist in Mr. McGovern’s transition to CFO.

In connection with Mr. McGovern joining the Company on July 16, 2017, he received an initial stock option award of 100,000 shares of the Company’s common stock.

In connection with Mr. Sieczkarek entering into a new employment agreement with the Company, effective June 1, 2017, he received a stock option award of 250,000 shares of the Company’s common stock. Under Mr. Sieczkarek’s prior employment agreement, effective June l, 2016, he received an initial stock option award of 675,000 shares of the Company’s common stock and a stock option award granted in January 2017, equal to six percent (6%) of the aggregate number of shares issued pursuant to the Company’s warrants exercised during the 2016 calendar year. See the section entitled “Employment-Related Agreements and Potential Payments Upon Termination or Change in Control – Mark Sieczkarek, John McGovern, Lewis Stuart, Justin Hall and Thomas Paulson” for more information regarding these stock option awards.

In January 2017, Messrs. Paulson and Hall were awarded 116,000 and 143,000 stock options, respectively, under our 2007 Plan at an exercise price per share equal to the closing sales price of our common stock on the NYSE American on the date of grant. The options will vest on January 31, 2018, in direct proportion to the percentage achievement of the stated 2017 corporate goals, as approved and determined by the Board.

In June 2016, Messrs. Paulson and Hall were awarded 160,000 and 130,000 stock options, respectively, under our 2007 Plan at an exercise price per share equal to the closing sales price of our common stock on the NYSE American on the date of grant. The options vested on January 31, 2017, in direct proportion to the percentage achievement of the stated 2016 corporate goals, as approved and determined by the Board, which was 100%.

In October 2015, as a part of the Company’s Annual Employee Equity Refresh Program for all employees, Mr. Paulson was granted options to purchase 6,000 shares, and Mr. Hall was granted options to purchase 2,000 shares (Mr. Hall did not become a Section 16 reporting officer until January 8, 2016, and as a result, a Form 4 was not filed at the time of this option award grant of 2,000 shares).

2016 Performance Incentives

The Company’s 2016 performance incentive program largely mirrored the 2015 performance incentive program. The Board, upon the recommendation of the Compensation Committee, established the bonus payments for the 2016 fiscal year to be paid to the NEOs. The final amount and timing of award payments were at the discretion of the Compensation Committee, and the Compensation Committee could modify the amount of the bonus pool at its discretion, or defer or cancel awards at its discretion. The pre-established target bonuses were 50% of base salary for Mr. Sieczkarek and 30% of base salary for each of Mr. Paulson and Mr. Hall. To establish the bonus payments for 2016 performance, the Compensation Committee applied the criteria previously established by the Compensation Committee for the Company’s bonus structure, and determined that a corporate goal achievement of 100% should be applied to the pre-established target bonuses for the executive officers.

2015 Performance Incentives

The Board, upon the recommendation of the Compensation Committee, established the bonus payments for the 2015 fiscal year to be paid to the NEOs. The final amount and timing of award payments were at the discretion of the Compensation Committee, and the Compensation Committee could modify the amount of the bonus pool at its discretion, or defer or cancel awards at its discretion. The pre-established target bonuses were zero percent (0%) of base salary for Mr. Sieczkarek, and 30% of base salary for each of Mr. Paulson and Mr. Hall. To establish the bonus payments for 2015 performance, the Compensation Committee applied the criteria previously established by the Compensation Committee for the Company’s bonus structure and determined that a corporate goal achievement of 67% should be applied to the pre-established target bonuses for the executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the NEOs as of December 31, 2016. Stock options were granted pursuant to our 2002 Stock Option Plan (“2002 Plan”) and 2005 Stock Option Plan (“2005 Plan”) prior to our initial public offering in October 2007 and pursuant to our 2007 Plan thereafter until its expiration in March 2017, and subsequently pursuant to our 2017 Omnibus Incentive Plan (“2017 Plan”). All options granted under our 2002 Plan and 2005 Plan were immediately exercisable and subject to a right of repurchase for any shares exercised prior to vesting. The options granted under our 2007 Plan and 2017 Plan are not exercisable until they have vested.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
Mark M. Sieczkarek, M.B.A.	–		675,000	(2)	$2.78	06/06/2026
	14,696		1,336		$2.02	01/04/2026
	966		–		$19.75	06/12/2025
	3,707		–		$16.00	01/02/2025
	1,343		–		$28.50	01/30/2024
	600		600		$31.25	01/09/2024

Thomas J. Paulson, M.B.A.	–		160,000	(4)	$2.78	06/06/2026
	1,500		4,500		$6.75	10/05/2025
	1,350		1,050		$18.75	09/26/2024
	395		–		$25.00	04/15/2024
	3,575		825		$42.75	09/26/2023
	937		63		$28.25	01/10/2023
	1,000		–		$30.50	09/26/2022
	2,189	(3)	–		$36.00	02/17/2022
	2,240		–		$27.25	10/27/2021
	2,800		–		$47.00	11/15/2020
	1,524		–		$43.75	10/06/2019
	1,776		–		$48.75	09/05/2019
	1,064		–		$39.00	01/28/2019
	8,000		–		$95.00	01/13/2018

Justin M. Hall, Esq.	–		130,000	(4)	$2.78	06/06/2026
	500		1,500		$6.75	10/01/2025
	675		525		$18.75	09/26/2024
	617		143		$42.75	09/26/2023
	1,125		75		$30.50	02/01/2023

__________________

(1)

Unless otherwise noted, each option vests as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 12 equal installments thereafter at the end of each calendar quarter. Options have a term of ten (10) years from the date of grant.

(2)

This option award grant was issued to Mr. Sieczkarek pursuant to his 2016 employment agreement. One-third (1/3) of the shares subject to this option vested on January 31, 2017, in direct proportion to the percentage achievement of the stated 2016 corporate goals, as approved and determined by the Board. The remaining two-thirds (2/3) of the shares subject to this option shall vest in equal parts on January 31, 2018 and 2019, subject to the successful completion of certain performance criteria, to be determined by the Board in January of each year. Should the performance criteria be met, the option will be fully vested and exercisable on January 31, 2019, subject to Mr. Sieczkarek continuing to be employed by the Company through the relevant vesting dates.

(3)	The options vested and became exercisable in four equal installments: 25% each on March 30, 2012, June 30, 2012, September 30, 2012 and December 30, 2012.

(4)

The options vested and became exercisable on January 31, 2017, in direct proportion to the percentage achievement of the stated 2016 corporate goals, as approved and determined by the Board, which was 100%.

Employment-Related Agreements and Potential Payments Upon Termination or Change in Control – Mark Sieczkarek, John McGovern, Lewis Stuart, Justin Hall and Thomas Paulson

On June 2, 2017, NovaBay executed a new employment agreement with Mr. Sieczkarek. As of January 1, 2016 and December 29, 2015, the Company entered into employment agreements with Mr. Paulson and Mr. Hall, respectively. On July 6, 2017, Mr. Paulson notified the Board that he was retiring from his position effective July 16, 2017, but he agreed to remain with the Company on a transition basis until December 31, 2017, pursuant to the terms of his employment agreement. Consequently, NovaBay executed an employment agreement with Mr. McGovern to replace Mr. Paulson on July 16, 2017. On November 21, 2017, we and Mr. Stuart entered into an employment agreement, effective as of December 1, 2017. The principal terms of those employment agreements are summarized below.

The Board will award any annual equity performance bonuses pursuant to such employment agreements under the 2017 Plan.

Mark Sieczkarek

Mr. Sieczkarek was appointed by the Board as Interim CEO of the Company effective November 18, 2015, and the Company entered into a formal employment agreement with Mr. Sieczkarek approximately one (1) month later, on December 29, 2015, regarding this interim appointment. Mr. Sieczkarek was subsequently appointed by the Board as the Company’s permanent CEO and accordingly on May 26, 2016, Mr. Sieczkarek entered into a new employment agreement with the Company, effective June 1, 2016 that expired upon its one-year anniversary and was replaced with a new employment agreement as of June 2, 2017.

Mr. Sieczkarek’s current employment agreement provides for at-will employment and a term commencing on June 1, 2017 and continuing for one (1) year unless earlier terminated. The employment agreement includes an annual base salary of $440,000 and a stock option award of two hundred fifty thousand (250,000) shares of the Company’s common stock (the “Option”). The Option shall be awarded at such time as the pool of stock options available pursuant to the Company’s 2017 Plan is sufficient to support such Option grant. One-fourth (1/4) of the shares subject to the Option will vest on January 31, 2018, in direct proportion to the percentage achievement of the stated 2017 corporate goals, as approved and determined by the Board. The remaining three-fourths (3/4) of the shares subject to the Option shall vest in equal parts on January 31, 2019, January 31, 2020 and January 31, 2021, in direct proportion to the percentage achievement of the stated corporate goals for the previous fiscal year of such date. The Option will be fully vested and exercisable on January 31, 2021, subject to Mr. Sieczkarek continuing to be an employee (or otherwise providing services to the Company) through the relevant vesting dates.

In addition, Mr. Sieczkarek will have the opportunity to earn an annual performance bonus in an amount up to 50% of his base salary; the final amount of the annual bonus will be determined by the Board or the Compensation Committee in consultation with Mr. Sieczkarek, based upon mutually agreed, written performance objectives. The Compensation Committee has the sole discretion to pay any portion of, or the entire, annual performance bonus in the form of equity compensation. Any such equity compensation shall be issued from the 2017 Plan and shall be fully vested upon payment or issuance, as the case may be.

Mr. Sieczkarek also has the opportunity to earn a performance bonus (the “Long-Term Bonus”); the final amount of the Long-Term Bonus will be determined by the Compensation Committee in consultation with Mr. Sieczkarek, based upon mutually agreed, written performance objectives. The Compensation Committee has the sole discretion to pay a portion or the entire Long-Term Bonus in the form of equity compensation. Any such equity compensation shall be issued from the 2017 Plan and shall be fully vested upon payment or issuance as the case may be.

In the event the Company terminates Mr. Sieczkarek for cause (as defined in the employment agreement) or Mr. Sieczkarek resigns (except in connection with a constructive termination (as defined in the employment agreement)), he shall be entitled to any earned but unpaid wages or other compensation (including reimbursements of his outstanding expenses and unused vacation) earned through the termination date.

In the event the Company terminates Mr. Sieczkarek without cause (including death, long-term disability or for constructive termination), (each as defined in the employment agreement), he will be entitled to (i) an amount equal to 18 months of his then-current base salary, plus (ii) an amount equal to the cash portion of his target annual bonus for the fiscal year in which termination occurs (with it deemed that all performance goals have been met at 100% of budget or plan). This severance payment will be made in one lump sum 30 days following Mr. Sieczkarek’s termination. The Company also will reimburse Mr. Sieczkarek’s COBRA premiums for a period of 18 months following his termination (subject to earlier termination if he is not, or ceases to be, eligible for COBRA). Finally, at the time of his termination, all equity awards that would have vested in connection with Mr. Sieczkarek’s continued service to the Company over the next 18 months will automatically vest.

In the event the Company terminates Mr. Sieczkarek in connection with a change of control (as defined in the employment agreement), then subject to his execution, delivery and non-revocation of a release of claims, he will be entitled to (i) an amount equal to twice his base salary, plus (ii) an amount equal to one and one-half times his target annual bonus for the fiscal year in which termination occurs. The Company also will reimburse Mr. Sieczkarek’s COBRA premiums for a period of 18 months following his termination.

John McGovern

On July 16, 2017, the Company and Mr. McGovern executed an employment agreement in connection with his appointment as the Company’s CFO and Treasurer on July 6, 2017.

Mr. McGovern’s employment agreement provides for at-will employment and a term commencing on July 16, 2017 and continuing until July 15, 2019 unless earlier terminated. The employment agreement includes an annual base salary of $298,000.

In addition, Mr. McGovern will have the opportunity to earn an annual performance bonus in an amount up to 30% of his base salary. The bonus amount will be determined by the Board, in its sole discretion, based upon the following factors: (i) the fulfillment, during the relevant year, of specific milestones and tasks delegated, for such year, to Mr. McGovern as set by Mr. McGovern and the Company’s President/CEO and/or the Board, before the end of the first calendar quarter; (ii) the evaluation of Mr. McGovern by the Company’s President/CEO and/or the Board; (iii) the Company’s financial, product and expected progress and (iv) other pertinent matters relating to the Company’s business and valuation. Any bonus will be payable within two and a half (2 1/2) months following the end of the year for which the bonus was earned. The Committee will have the sole discretion to pay a portion or the entire annual bonus in the form of equity compensation. Any such equity compensation will be issued from the Company’s equity incentive plan, and will be fully vested upon payment.

In the event the Company terminates Mr. McGovern for cause (as defined in the employment agreement), he shall be entitled to any earned but unpaid wages or other compensation (including reimbursements of his outstanding expenses and unused vacation) earned through the termination date.

In the event the Company terminates Mr. McGovern without cause (including death, disability, or for constructive termination) (each as defined in the employment agreement), he shall, subject to his execution of a release of claims in favor of the Company, be entitled to an amount equal to Mr. McGovern’s annualized base salary in effect on the date of separation from service (the “CFO Severance Amount”). The CFO Severance Amount will be paid in 12 equal consecutive monthly installments at the monthly base salary in effect at the time of Mr. McGovern’s termination. In addition to the CFO Severance Amount, Mr. McGovern shall be entitled to earned wages and other compensation (including reimbursements of his outstanding expenses and unused vacation) through the date his employment is terminated from the Company. Moreover, all options held by Mr. McGovern will be subject to full accelerated vesting on the date of termination without cause and the exercise period shall be extended three (3) years from the date of termination, or the option expiration date as provided in the stock option agreements between Mr. McGovern and the Company.

Lewis Stuart

On November 21, 2017, the Company and Mr. Stuart executed an employment agreement in connection with his appointment as the Company’s Chief Commercial Officer effective as of December 1, 2017.

Mr. Stuart’s employment agreement provides for at-will employment and a term commencing on December 1, 2017, and continuing until November 30, 2019, unless earlier terminated. The employment agreement includes an annual base salary of three hundred thousand dollars ($300,000). The employment agreement additionally includes that the Company will recommend to the Board that Mr. Stuart be granted an award of 100,000 stock options and 10,000 restricted stock units at the next Board meeting in December 2017. The exercise price of the stock options will be the closing price of our common stock on the NYSE American on the grant date, and 25% of the stock options will vest on the first anniversary of the grant date with 6.25% vesting every three months thereafter. The restricted stock units will vest on August 1, 2018, provided that Mr. Stuart has successfully completed the performance criteria which will be determined and communicated to Mr. Stuart at the end of the second quarter of 2018.

In addition, Mr. Stuart shall have the opportunity to earn an annual performance bonus in an amount up to thirty percent (30%) of his base salary. The bonus amount shall be determined by the Board, in its sole discretion, based upon the following factors: (i) the fulfillment, during the relevant year, of specific milestones and tasks delegated, for such year, to Mr. Stuart as set by Mr. Stuart and the Company’s President/CEO and/or the Board, before the end of the first calendar quarter; (ii) the evaluation of Mr. Stuart by the Company’s President/CEO and/or the Board; (iii) the Company’s financial, product and expected progress and (iv) other pertinent matters relating to the Company’s business and valuation. Any bonus will be payable within two and a half (2 ½) months following the end of the year for which the bonus was earned. The Compensation Committee of the Company shall have the sole discretion to pay any or all of the annual bonus in the form of equity compensation. Any such equity compensation shall be issued from the Company’s equity incentive plan, and shall be fully vested upon payment.

In the event the Company terminates Mr. Stuart for cause (as defined in the employment agreement), he shall be entitled to any earned but unpaid wages or other compensation (including reimbursements of his outstanding expenses and unused vacation) earned through the termination date. In the event the Company terminates Mr. Stuart without cause (including death or disability) (each as defined in the employment agreement), he shall, subject to his execution of a release of claims in favor of the Company, be entitled to an amount equal to Mr. Stuart’s annualized base salary in effect on the date of separation from service (the “CCO Severance Amount”), which will be paid in twelve (12) equal consecutive monthly installments at the monthly base salary rate in effect at the time of Mr. Stuart’s termination. The CCO Severance Amount shall be in addition to Mr. Stuart’s earned wages and other compensation (including reimbursements of his outstanding expenses and unused vacation) through the date his employment is terminated from the Company. In order to terminate Mr. Stuart for cause, the Company shall give notice to Mr. Stuart specifying the reason for termination and providing a period of thirty (30) days to cure the reason specified. If there is no cure within thirty (30) days or the notified party earlier refuses to effect the cure, the termination shall then be deemed effective.

Justin Hall

On December 29, 2015, the Company and Mr. Hall executed an employment agreement in connection with his appointment as the Company’s GC by the Board on December 28, 2015.

Mr. Hall’s employment agreement provides for a term commencing on December 29, 2015 and ending on December 31, 2017. Mr. Hall’s employment agreement provides for an annual base salary of $190,000, subject to at least annual review, which the Compensation Committee shall have the sole discretion to pay 18% in the form of equity compensation. Mr. Hall’s salary may be adjusted by action of the Board, based on Mr. Hall’s performance, the financial performance of the Company and the compensation paid to a GC (in comparable positions). Such adjustments shall not reduce Mr. Hall’s then-current annual base salary unless he provides written consent.

In addition, Mr. Hall will be eligible for any bonus plan that is deemed appropriate by the Board. The bonus amount shall be determined by the Board, in its sole discretion, based upon the following factors: (i) the fulfillment, during the relevant year, of specific milestones and tasks delegated, for such year, to Mr. Hall as set by Mr. Hall and the Company’s President/CEO and/or the Board, before the end of the first calendar quarter; (ii) the evaluation of Mr. Hall by the Company’s President/CEO and/or the Board; (iii) the Company’s financial, product and expected progress; and (iv) other pertinent matters relating to the Company’s business and valuation. Any bonus will be payable within two and a half (2 1/2) months following the end of the year for which the bonus was earned. The Compensation Committee shall have the sole discretion to pay a portion or the entire annual bonus in the form of equity compensation.

In the event the Company terminates Mr. Hall for cause (as defined in the employment agreement), he shall be entitled to any earned but unpaid wages or other compensation (including reimbursements of his outstanding expenses and unused vacation) earned through the termination date. In the event the Company terminates Mr. Hall without cause (including death, disability, or for constructive termination) (each as defined in the employment agreement), he shall be entitled to an amount equal to his annualized base salary in effect on the date of separation from service plus the full target annual bonus percentage for the current fiscal year (the “GC Severance Amount”), which will be paid in equal monthly installments at the rate in effect at the time of Mr. Hall’s termination. The GC Severance Amount will be in addition to Mr. Hall’s earned wages and other compensation (including reimbursements of his outstanding expenses and unused vacation) through the date his employment is terminated from the Company. Moreover, all options held by Mr. Hall will be subject to full accelerated vesting on the date of termination without cause and the exercise period shall be extended to three (3) years from the date of termination, or the option expiration date as provided in the stock option agreements between Mr. Hall and the Company. In order to terminate Mr. Hall for cause (or for Mr. Hall to resign for constructive termination), the acting party must give notice to the other party specifying the reason for termination and providing a period of 30 days to cure the reason specified. If there is no cure within 30 days or the notified party earlier refuses to effect the cure, the termination will then be deemed effective.

Thomas Paulson

On January 1, 2016, the Company and Mr. Paulson, the Company’s former CFO and Treasurer, entered into an employment agreement, which replaced his prior employment agreement that expired on December 31, 2015. Mr. Paulson’s employment agreement provides for a term commencing on January 1, 2016 and ending on December 31, 2017. Mr. Paulson’s employment agreement also provides for an annual base salary of $290,000, subject to at least annual review, and may be adjusted by action of the Board, based on Mr. Paulson’s performance, the financial performance of the Company and the compensation paid to a CFO (in comparable positions). Such adjustments shall not reduce Mr. Paulson’s then-current annual base salary unless he provides written consent.

In addition, Mr. Paulson will be eligible for any bonus plan that is deemed appropriate by the Board. The bonus amount will be determined by the Board, in its sole discretion, based upon the following factors: (i) the fulfillment, during the relevant year, of specific milestones and tasks delegated, for such year, to Mr. Paulson as set by Mr. Paulson and the Company’s President/CEO and/or the Board, before the end of the first calendar quarter; (ii) the evaluation of Mr. Paulson by the Company’s President/CEO and/or the Board; (iii) the Company’s financial, product and expected progress; and (iv) other pertinent matters relating to the Company’s business and valuation. Any bonus will be payable within two and a half (2 1/2) months following the end of the year for which the bonus was earned. The Compensation Committee will have the sole discretion to pay a portion or the entire annual bonus in the form of equity compensation.

In the event the Company terminates Mr. Paulson for cause (as defined in the employment agreement), he will be entitled to any earned but unpaid wages or other compensation (including reimbursements of his outstanding expenses and unused vacation) earned through the termination date. In the event the Company terminates Mr. Paulson without cause (including death, disability or for constructive termination) (each as defined in the employment agreement) or Mr. Paulson voluntarily terminates his employment upon or after reaching the age of 65 provided such termination constitutes a “separation from service” as such term is defined in § 409A of the Code, he will be entitled to an amount equal to his annualized base salary in effect on the date of separation from service (the “Former CFO Severance Amount”). The Former CFO Severance Amount will be paid in equal monthly installments at the rate in effect at the time of Mr. Paulson’s termination. The Compensation Committee will have the sole discretion to pay any or all of the Former CFO Severance Amount in the form of equity compensation. The Former CFO Severance Amount will be in addition to Mr. Paulson’s earned wages and other compensation (including reimbursements of his outstanding expenses and unused vacation) through the date his employment is terminated from the Company. Moreover, all options held by Mr. Paulson will be subject to full accelerated vesting on the date of termination without cause and the exercise period shall be extended to three (3) years from the date of termination, or the option expiration date as provided in the stock option agreements between Mr. Paulson and the Company. In order to terminate Mr. Paulson for cause (or for Mr. Paulson to resign for constructive termination), the acting party must give notice to the other party specifying the reason for termination and providing a period of 30 days to cure the reason specified. If there is no cure within 30 days or the notified party earlier refuses to effect the cure, the termination will then be deemed effective.

On July 6, 2017, Mr. Paulson, who is over the age of 65, voluntarily notified the Company of his intent to resign as the Company’s CFO and Treasurer effective July 16, 2017. He agreed to remain as an employee of the Company through December 31, 2017 to assist in Mr. McGovern’s transition as CFO and Treasurer.

Director Compensation

The compensation and benefits for services as a member of our Board is determined by our Board. Directors employed by us are not compensated for service on the Board or any committee of the Board; however, we reimburse all directors for any out-of-pocket expenses incurred in connection with attending meetings of our Board and committees of our Board.

In March 2016, the Board, upon the recommendation of the Compensation Committee, approved the Non-Employee Director Compensation Program, effective March 21, 2016, as amended on December 15, 2016 (the “2016 Non-Employee Director Compensation Program”). Under the 2016 Non-Employee Director Compensation Program, each director may elect to take his or her annual compensation in a combination of options and cash. Due to Mr. Sieczkarek’s position as the Company’s CEO, he is the only director that is not eligible to, and does not participate in, the 2016 Non-Employee Director Compensation Program.

Prior to the adoption of the 2016 Non-Employee Director Compensation Program, NovaBay had in effect, since January 1, 2013, a prior director compensation program (the “Prior Non-Employee Director Compensation Program”). When the Board appointed Mr. Sieczkarek as Independent Chairman in 2015, the Board amended the Prior Non-Employee Director Compensation Program to include annual compensation of $35,000 for the Independent Chairman.

The approved director compensation for 2016 was a combination of options and cash. All cash compensation was payable quarterly on the first (1st) business day of the beginning of the quarter. Approved director compensation for 2016 was as follows:

Board Meetings	Chairperson of Committee for Committee Meetings	All Other Members for Committee Meetings

Annual fee of $30,000 in cash and/or options. If options are elected, the options are granted on the first day of the year of the grant on which the NYSE American is open for trading, and vest in equal monthly installments at the beginning of each month, over the course of one year.

Chairman of the Audit Committee: Annual cash compensation of $12,000 per year.

Chairman of the Compensation Committee: Annual cash compensation of $10,000 per year.

Chairman of the Nominating and Corporate Governance Committee: Annual cash compensation of $8,000 per year.

Member of the Audit Committee: Annual cash compensation of $6,000 per year. Member of the Nominating and Corporate Governance and Compensation Committees: Annual cash compensation of $5,000 per year.

Non-employee directors also may be granted additional awards under our equity incentive plans at the discretion of our Board.

The compensation received during 2016 by each non-employee director is set forth below.

Name(1)	Fees Earned or Paid in Cash	Option Awards($)(2)	Total ($)
Paul E. Freiman, Ph.D.(3)	$51,000	$1,164	$52,164
Xinzhou (Paul) Li	$30,000	$–	$30,000
Xiaoyan (Henry) Liu(4)	$22,500	$–	$22,500
Yonghao (Carl) Ma, Ph.D.(3)(5)	$10,000	$–	$10,000
Gail Maderis, M.B.A.(3)	$47,000	$1,164	$48,164
T. Alex McPherson, M.D., Ph.D., ICD.D(3)(6)	$32,250	$1,164	$33,414
Massimo Radaelli, Ph.D.(3)(7)	$20,500	$1,164	$21,664
Mijia (Bob) Wu, M.B.A.(4)	$22,500	$–	$22,500
Todd Zavodnick, M.B.A. (3)(8)	$21,417	$–	$21,417

____________

(1)

Mr. Sieczkarek is not included in this table because he is currently an NEO. Any compensation that he did receive for his service as a director during 2016 prior to becoming an employee of the Company is reflected in the Summary Compensation Table for NEOs above.

(2)

These amounts represent the aggregate grant date fair value of $1.94 per share for the stock option awards granted in fiscal year 2016, computed in accordance with FASB ASC Topic 718. The assumptions used to determine the value of stock options are described in Note 12 of the Notes to the consolidated financial statements included in the Company’s Annual Report. At December 31, 2016, the aggregate number of vested and unvested stock options for each of the non-employee directors that held stock options was as follows: Mr. Freiman, 34,546 vested and 2,236 unvested; Ms. Maderis, 38,265 vested and 2,065 unvested; Dr. Ma, 3,303 vested and 0 unvested; and Mr. Zavodnick, 11,340 vested and 0 unvested.

(3)	These directors elected to take their annual fees in the form of stock options.

(4)

Mr. Wu and Mr. Liu were each appointed as a member of the Company’s Board on January 26, 2016, and as a result, the compensation listed in the above table only reflects any compensation for Board service received from January 26, 2016 through December 31, 2016.

(5)

Dr. Ma was appointed as a member of the Company’s Board on August 24, 2016, and as a result, the compensation listed in the above table only reflects any compensation for Board service received from August 24, 2016 through December 31, 2016.

(6)

On August 24, 2016, Dr. McPherson resigned as a member of the Company’s Board, and as a result, his compensation as listed in the above table covers only part of 2016 (January 1, 2016 through August 24, 2016). As a result of Dr. McPherson’s resignation, his outstanding stock options were forfeited in November 2016 pursuant to the terms of his applicable award agreement(s).

(7)

On May 6, 2016, Dr. Radaelli resigned as a member of the Company’s Board, and as a result, his compensation as listed in the above table covers only part of 2016 (January 1, 2016 through May 6, 2016). As a result of Dr. Radaelli’s resignation, his outstanding stock options were forfeited in August 2016 pursuant to the terms of his applicable award agreement(s).

(8)

Mr. Zavodnick was appointed as a member of the Company’s Board on May 6, 2016, and as a result, his compensation listed in the above table only reflects compensation for Board service received from May 6, 2016 through December 31, 2016.

We have further revised our Non-Employee Director Compensation Program, effective January 1, 2018 (the “2018 Non-Employee Director Compensation Program”), to limit the directors’ annual retainer compensation to cash only and add the position of a lead independent director. Under the 2018 Non-Employee Director Compensation Program, each non-employee director will receive an annual stock option grant of 20,000 shares, granted at our annual meeting of stockholders.

PRINCIPAL STOCKHOLDERS

The following table indicates information as of November 28, 2017, regarding the ownership of our common stock by:

●	each person who is known by us to own more than 5% of our shares of common stock;

●	each of our Named Executive Officers;

●	each of our directors; and

●	all of our directors and executive officers as a group.

The percentage of shares beneficially owned is based on 15,384,554 shares of common stock outstanding as of November 28, 2017. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them and no shares are pledged.

	Shares Beneficially Owned before This Offering		Shares Beneficially Owned after This Offering
Name and Address of Beneficial Owner(1)	Number	Percent	Number	Percent (excluding exercise of over- allotment)		Percent (including exercise of over- allotment)
Beneficial Owners Holding More Than 5% (other than Executive Officers and Directors)
China Pioneer Pharma Holdings Limited(2)	5,212,748	33.9%	5,212,748		%		%
190 Elgin Avenue, George Town,
Grand Cayman, Cayman Islands KY1-9005

Mr. Fu(3)	3,983,304	25.9%	3,983,304		%		%
11 Williams Road
Mt. Eliza, Melbourne VIC 3930
Australia

Executive Officers and Directors
Mark M. Sieczkarek, M.B.A.(4)	1,475,802	9.3%	1,475,802		%		%
John J. McGovern, CPA	—	*	—	*		*
Lewis J. Stuart	—	*	—	*		*
Justin M. Hall, Esq.(5)	160,260	*	160,260	*		*
Thomas J. Paulson, M.B.A. (6)	196,725	1.3%	196,725		%		%
Paul E. Freiman, Ph.D.(7)	64,383	*	64,383	*		*
Gail Maderis, M.B.A.(8)	64,211	*	64,211	*		*
Mijia (Bob) Wu, M.B.A. (9)	62,864	*	62,864	*		*
Xiaoyan (Henry) Liu(10)	15,245	*	15,245	*		*
Xinzhou (Paul) Li(2),(11)	5,248	*	5,248	*		*
Yonghao (Carl) Ma, Ph.D.(12)	37,002	*	37,002	*		*
Todd Zavodnick, M.B.A.(13)	33,699	*	33,699	*		*

All directors and executive officers as a group (12 persons)	2,115,439	12.7%	2,115,439		%		%

________________

*Less than one percent (1%).

(1)

The address for each director and officer of NovaBay listed is c/o NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, CA 94608. Number of shares beneficially owned and percent of class is calculated in accordance with SEC rules. A beneficial owner is deemed to beneficially own shares the beneficial owner has the right to acquire within 60 days of November 28, 2017. For purposes of calculating the percent of class held by a single beneficial owner, the shares that such beneficial owner has the right to acquire within 60 days of November 28, 2017 are also deemed to be outstanding; however, such shares are not deemed to be outstanding for purposes of calculating the percentage ownership of any other beneficial owner.

(2)

Director Xinzhou (Paul) Li is Chairman and Executive Director of China Pioneer and Director of Pioneer Hong Kong. Mr. Li disclaims beneficial ownership of the shares of the Company common stock held by China Pioneer and Pioneer Hong Kong. China Pioneer has sole voting and sole investment power with respect to 24,327 of these shares. In addition, China Pioneer and Pioneer Hong Kong (by virtue of its indirect ownership by China Pioneer (discussed below)), share voting power and share investment power over the remaining 5,188,421 shares. Pioneer Hong Kong is a wholly-owned subsidiary of China Pioneer. The address for Pioneer Hong Kong is: Flat 2605, 26/F Trendy Centre, 682 Castle Peak Road, Lai Chi Kok, Kowloon, Hong Kong.

(3)	Mr. Fu holds sole voting power and sole investment power over all 3,983,304 shares.

(4)

Includes (i) 988,945 shares held directly by Mr. Sieczkarek (with sole voting power over 988,945 shares, shared voting power over no shares, sole investment power over 988,945 shares and shared investment power over no shares), and (ii) 486,857 shares of common stock issuable upon exercise of outstanding options which are exercisable as of November 28, 2017, or within 60 days after such date.

(5)

Includes (i) 6,400 shares of common stock held directly by Mr. Hall (with sole voting power over 6,400 shares, shared voting power over no shares, sole investment power over 6,400 shares and shared investment power over no shares), and (ii) 153,860 shares issuable upon exercise of outstanding options which are exercisable as of November 28, 2017, or within 60 days after such date.

(6)

Includes (i) 5,750 shares of common stock held directly by Mr. Paulson (with sole voting power over 5,750 shares, shared voting power over no shares, sole investment power over 5,750 shares and shared investment power over no shares), and (ii) 190,975 shares issuable upon exercise of outstanding options which are exercisable as of November 28, 2017, or within 60 days after such date. Mr. Paulson retired as Chief Financial Officer, Treasurer and Corporate Secretary of the Company effective July 16, 2017.

(7)

Includes (i) 1,686 shares held by the Paul Freiman and Anna Mazzuchi Freiman Trust, of which Dr. Freiman and his spouse are trustees (with sole voting power over 625 shares, shared voting power over 1,061 shares, sole investment power over no shares and shared investment power over 1,686 shares), and (ii) 62,697 shares issuable upon exercise of outstanding options which are exercisable as of November 28, 2017, or within 60 days after such date.

(8)

Reflects 64,211 shares issuable upon exercise of outstanding options which are exercisable as of November 28, 2017, or within 60 days after such date. The right to exercise these stock options is held by the Gail J. Maderis Revocable Trust dated April 7, 2013.

(9)

Includes (i) 47,619 shares of common stock held directly by Mr. Wu (with sole voting power over 47,619 shares, shared voting power over no shares, sole investment power over 47,619 shares and shared investment power over no shares), and (ii) 15,245 shares issuable upon exercise of outstanding options which are exercisable as of November 28, 2017, or within 60 days after such date. As Non-Executive Director of China Pioneer, Mr. Wu disclaims beneficial ownership of the shares of the Company common stock held by China Pioneer and Pioneer Hong Kong. See Note (2) above for shares of the Company owned by China Pioneer and Pioneer Hong Kong.

(10)	Reflects 15,245 shares issuable upon exercise of outstanding options which are exercisable as of November 28, 2017, or within 60 days after such date.

(11)	Reflects 5,248 shares issuable upon exercise of outstanding options which are exercisable as of November 28, 2017, or within 60 days after such date.

(12)	Reflects 37,002 shares issuable upon exercise of outstanding options which are exercisable as of November 28, 2017, or within 60 days after such date.

(13)	Reflects 33,699 shares issuable upon exercise of outstanding options which are exercisable as of November 28, 2017, or within 60 days after such date.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company’s Audit Committee has the responsibility of reviewing any possible related party transactions. In conducting its review, the Audit Committee applies the principles of the Company’s Code of Conduct & Ethics and its Conflict of Interest Policy to: (a) the relationship of the related persons to the transaction; (b) the relationship between the Company and the related persons; (c) the importance of the interest to the related persons; and (d) the amount involved in the transaction. Since January 1, 2014, there has not been any transaction, nor is there any proposed transaction, in which NovaBay was a participant, and in which a “related party” of NovaBay had or is expected to have a direct or indirect material interest, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of NovaBay’s total assets at the end of the last two (2) completed fiscal years, that would require disclosure in this prospectus, except for the following (unless otherwise indicated, all per share numbers have been retroactively adjusted to account for the Company’s 1-for-25 reverse stock split, effective December 18, 2015):

2014 Transactions

In January 2014, we and each of Pioneer Pharma Co. Ltd. (“Pioneer”) and Naqu Area Pioneer Pharma Co. Ltd. (“Naqu Pioneer”), affiliates of China Pioneer, entered into an Assignment and Assumption Agreement pursuant to which Pioneer assigned to Naqu Pioneer all of Pioneer’s rights under that certain Distribution Agreement dated January 9, 2012, between us and Pioneer (the “Pioneer Distribution Agreement”). The value of this agreement is difficult to approximate as regulatory approvals need to be obtained in the various jurisdictions within the territory, and no sales projections have been made.

In February 2014 and May 2014, Pioneer Singapore, an affiliate of Pioneer, disgorged to us $29,743 and $75,000, respectively, pursuant to the provisions of Section 16 of the Securities Exchange Act of 1934, in connection with certain purchases of our common stock that were matched against deemed sales as a result of the cancellation of the warrants issued pursuant to that certain Unit Purchase Agreement dated September 13, 2012, as amended.

In December 2014, we and each of Pioneer and Naqu Pioneer entered into certain agreements for the purpose of commercializing and distributing CelleRx and Avenova (formerly i-Lid Cleanser), which are currently inactive.

March 2015 Offering

In March 2015, we entered into a definitive securities purchase agreement with certain purchasers identified on the signature pages thereto (the “March Purchasers”), pursuant to which we issued to the March Purchasers immediately separable units (the “Units”) comprising shares of the Company’s common stock, warrants with a 5-year term (the “Long-Term Warrants”) to purchase additional shares of the Company’s common stock at $16.25 per share, and warrants with a 15-month term (the “Short-Term Warrants,” and together with the Long-Term Warrants, the “March Warrants”) to purchase additional shares of the Company’s common stock at $15.00 per share (the “March Private Placement”). Pioneer Singapore participated in the March Private Placement, purchasing 103,600 Units for an aggregate purchase price of $1,554,000, receiving therefor 103,600 shares, Long-Term Warrants to purchase 77,700 shares of the Company’s common stock, and Short-Term Warrants to purchase 103,600 shares of the Company’s common stock.

Dr. Najafi, our former CEO and President, and Mr. Sieczkarek, Chairman of our Board and current Interim CEO and President, participated in the March Private Placement on the same terms and conditions as Pioneer Singapore. Each of Dr. Najafi and Mr. Sieczkarek purchased 6,667 Units for an aggregate purchase price of $100,000, receiving therefor 6,667 shares, Long-Term Warrants to purchase 5,000 shares of the Company’s common stock, and Short-Term Warrants to purchase 6,667 shares of the Company’s common stock.

In compliance with certain NYSE American rules regarding related party transactions, the $15.00 per Unit price paid by Pioneer Singapore, Dr. Najafi, and Mr. Sieczkarek was equal to the closing price of our common stock on the last trading day prior to the closing of the March Private Placement. While the March Private Placement was not specifically reviewed in advance as a related-party transaction, it was approved by our Board and a special finance committee made up of independent directors of our Board. Consistent with our Audit Committee charter, the Audit Committee also reviewed the March Private Placement.

In connection with the March Private Placement, we entered into a registration rights agreement with the March Purchasers pursuant to which we have filed a registration statement with the SEC registering the offer and sale of the shares issued in the offering, including the shares underlying the March Warrants.

May 2015 Offering

In May 2015, we entered into a definitive securities purchase agreement with certain purchasers identified on the signature pages thereto (the “May Purchasers”), pursuant to which the Company agreed to issue and sell to the May Purchasers, subject to customary closing conditions, an aggregate of approximately 435,746 shares of the Company’s common stock, and warrants with a 12-month term (the “May Warrants”) to purchase up to approximately 217,873 additional shares of common stock at $19.50 per share, for an aggregate purchase price of $6,862,998 (the “May Private Placement”). The purchase price for a share of common stock and related warrant was $15.75. Kington Investment, an affiliated entity of China Kington, acted as the sole placement agent of the offering and received a placement fee of $408,000 for acting as such, which was our first engagement with Kington Investment.

In addition, we entered into a separate definitive securities purchase agreement with the March Purchasers pursuant to the pre-emptive rights afforded to the March Purchasers in the Company’s securities offering in March 2015, and pursuant to which the Company, in exchange for a waiver of the pre-emptive rights, issued to the March Purchasers (other than entities affiliated with the Company) an additional ten percent (10%) of the shares of common stock originally purchased in the Company’s securities offering in March 2015 (for an aggregate of 25,400 additional shares). In addition, we extended the term of the original Short-Term Warrants from a 15-month term to a 36-month term.

The May Purchasers acquired approximately 431,746 shares of common stock and warrants exercisable for 215,873 shares of common stock, for a total subscription price of $6,800,000. Such purchases were on behalf of six (6) investors of Kington Investment, including Mr. Jian Ping Fu, who, as a new investor in NovaBay, acquired 253,969 shares of common stock and warrants exercisable for 126,985 shares of common stock. As described in further detail under “January 2016 Bridge Loan,” below, we agreed to allow China Kington to nominate two (2) directors to our Board as consideration for its facilitation of a $3,020,000 bridge loan. Mr. Fu also participated in the bridge loan, personally lending us $1,365,000.

The May Private Placement was approved unanimously by our Board. Consistent with our Audit Committee charter, the Audit Committee also reviewed the May Private Placement for any conflicts of interest and unanimously approved the transaction.

In connection with the May Private Placement, we entered into a registration rights agreement with the May Purchasers pursuant to which we have filed a registration statement with the SEC registering the offer and sale of the shares issued in the offering (including shares underlying the May Warrants).

October 2015 Offering

On October 23, 2015, we entered into an underwriting agreement with Roth Capital Partners, LLC, relating to the public offering and sale of up to (a) 492,000 shares of the Company’s common stock and (b) warrants to purchase up to 442,800 shares of the Company’s common stock with an exercise price of $5.00 per share (the “October Offering”).

While no related parties directly participated in the October Offering, in connection with the October Offering, the March Purchasers agreed to reduce the length of notice required to such investors prior to the Company’s issuance of new securities from twenty business days to two business days, for the remainder of such investors’ pre-emptive right period (expired March 3, 2016). We entered into these agreements to enable the Company to expeditiously raise capital in this and future offerings. As consideration for these agreements, we amended certain provisions of the March Warrants.

Specifically, the amendments to the March Warrants decreased the exercise price for the March Warrants to $5.00 per share and extended the exercise expiration date for the Short-Term Warrants to March 6, 2020. A price protection provision also was added to the March Warrants, such that if we subsequently sell or otherwise dispose of Company common stock at a lower price per share than $5.00 or any securities exchangeable for common stock with a lower exercise price than $5.00, the exercise price of such warrants will be reduced to that lower price. As described in further detail under “March 2015 Offering,” above, Dr. Najafi, Mr. Sieczkarek, and Pioneer Singapore participated in the March Private Placement and thus received the benefit of these warrant amendments.

January 2016 Bridge Loan (Paid Off as of August 2016)

In August 2016, the Company fully paid off a series of agreements pursuant to a bridge loan (the “Loan”) facilitated by China Kington. In connection with the Loan, in December 2015 and January 2016, NovaBay issued five (5) promissory notes (the “Notes”) payable to Mr. Sieczkarek (for his $199,000 loan), The Gail J. Maderis Revocable Trust on behalf of Ms. Maderis (for her $71,000 loan), Dr. T. Alex McPherson (for his $20,000 loan), Mr. Fu (for his $1,365,000 loan), and Pioneer Pharma (Singapore) Pte. Ltd. (“Pioneer Singapore”) (for its $1,365,000 loan) (collectively, the parties being the “Lenders”), who loaned the Company an aggregate of $3,020,000.

The proceeds from the Notes were to be used for general corporate purposes, with minimum quarterly payments of principal and interest beginning on March 31, 2016 and continuing on the last day of each June, September, December and March thereafter. The entire principal sum and any and all accrued and unpaid interest was payable in full upon the Company’s next financing. The Notes paid interest at a rate of six percent (6%) per annum and could be prepaid in whole or in part at any time without premium or penalty. China Kington agreed to facilitate the Loan (in accordance with the terms of a collateral agency and intercreditor agreement entered into on December 30, 2015 between China Kington and the Lenders), in consideration for which the Company agreed to the following: (1) the grant of a first right of refusal for China Kington (or its designee that shall be acceptable to the Company in its reasonable discretion) to lead financings for the Company for a period that is the shorter of two (2) years or the day that the Company’s cash flow has been equal to or greater than $0 in each month for three (3) consecutive months, subject to certain limitations; (2) the participation of Mr. Sieczkarek as a Lender for the Loan; (3) the participation of the Company’s Board, management and investors that the Board and management provide, to contribute an aggregate nine percent (9%) of funds in the Company’s next financing; and (4) the appointment of two new members to the Company’s Board as nominated by China Kington. Pursuant to the agreement that China Kington appoint two (2) new members to the Company’s Board, China Kington nominated, and our Board appointed, Mr. Wu as a Class I director and Mr. Liu as a Class III director. Because Mr. Wu is the Managing Director of China Kington, China Kington became a related party upon his appointment to the Company’s Board.

As of the August 2016 second tranche closing of the April 2016 Offering discussed below, the Company had paid off the Loan in full.

February 2016 Offering

On February 16, 2016, the Company entered into three securities purchase agreements for the sale of an aggregate of 1,518,567 shares of the Company’s common stock to accredited investors, at an aggregate purchase price of $2,830,804. The Company entered into the first purchase agreement with Mr. Fu, pursuant to which the Company agreed to issue and sell to Mr. Fu, subject to customary closing conditions, 696,590 shares of Company common stock at $1.81 per share (which was a five percent (5%) discount to the closing price of the Company’s common stock on the date of the Fu securities purchase agreement), for an aggregate amount of $1,260,828. The Company entered into the second purchase agreement with Pioneer Singapore, pursuant to which the Company agreed to issue and sell to Pioneer Singapore, subject to customary closing conditions, 696,590 shares of Company common stock at $1.91 per share (no discount offered; $1.91 was the per share price of the Company’s common stock on the date of the Pioneer Singapore securities purchase agreement), for an aggregate amount of $1,330,487. The Company entered into the third purchase agreement with Mr. Sieczkarek, pursuant to which the Company agreed to issue and sell to Mr. Sieczkarek, subject to customary closing conditions, 125,387 shares of Company common stock at $1.91 per share (no discount offered; $1.91 was the per share price of the Company’s common stock on the date of Mr. Sieczkarek’s securities purchase agreement), for an aggregate amount of $239,489.

China Kington served as placement agent in exchange for a commission equal to six percent (6%) of the gross proceeds received by the Company pursuant to purchases by certain non-U.S. investors domiciled outside the United States (“Non-U.S. Investors”), including Mr. Fu and Pioneer Singapore. The material relationships among the Company, Pioneer Singapore, Mr. Fu, and China Kington are described above in greater detail under “January 2016 Bridge Loan.”

April 2016 Offering

On April 4, 2016, the Company entered into a securities purchase agreement for the sale of an aggregate of 6,173,299 shares of Company common stock and warrants exercisable for 3,086,651 shares to accredited investors for an aggregate purchase price of $11,791,000 (the “April 2016 Offering”). For every one (1) share purchased at $1.91 per share, each purchaser received a warrant to purchase one-half a share, with such warrants having a four (4)-year term and an exercise price of $1.91, callable by the Company if the closing price of the Company’s common stock, as reported on the NYSE American, is $4.00 or greater for five (5) sequential trading days. The purchasers included Pioneer Singapore (which agreed to purchase 2,617,802 shares and 1,308,902 warrants), Mr. Fu (who agreed to purchase 1,937,173 shares and 968,587 warrants), and the Company’s CEO and Chairman of the Board, Mr. Sieczkarek (who agreed to purchase 523,560 shares and 261,780 warrants). (Subsequently, on December 9, 2016, Pioneer Singapore transferred all of its holdings of the Company’s securities, which consisted of 5,188,421 shares, to Pioneer Hong Kong for no consideration as part of an internal corporate reorganization.)

The offering closed in two (2) tranches, the first tranche of which closed on May 6, 2016, and consisted of 4,079,058 shares of Company common stock and warrants to purchase 2,039,530 shares of Company common stock at an aggregate subscription price of $7,791,000 paid by nine (9) accredited investors (including Mr. Sieczkarek, Mr. Fu, and Pioneer Singapore). Upon closing the first tranche on May 6, 2016, the Company used $2.5 million of the proceeds to repay the principal on the Notes issued to the Lenders in connection with the Loan.

The second tranche involving three (3) accredited investors (Mr. Sieczkarek, Mr. Fu and Pioneer Singapore) closed on August 1, 2016, and consisted of 2,094,241 shares of Company common stock and warrants to purchase 1,047,121 shares of Company common stock. China Kington served as placement agent in exchange for a commission equal to six percent (6%) of the gross proceeds received by the Company upon the closing of purchases by certain Non-U.S. Investors, including purchases made by Pioneer Singapore and Mr. Fu. The aggregate subscription price required by the Company in the second tranche was $4.0 million, $520,000 of which was used to repay the remaining balance of the Loan (paying off the Loan in full as of the August 1, 2016 closing date). Such second tranche sales were $3.5 million in the aggregate, resulting in an aggregate commission to China Kington of $210,000.

November 2017 Private Placement

In November 2017, we and CG Capital entered into the Purchase Agreement which we have agreed to issue and sell to CG Capital a total of 2,400,000 shares of our common stock for an aggregate purchase price of $10,320,000.  The Private Placement is expected to close in January 2018, following the satisfaction of certain customary closing conditions specified in the Purchase Agreement, including the approval of the transaction by our stockholders as well as the approval of CG Capital’s funds transfer from China for the closing by the applicable regulatory authorities in China. China Kington has agreed to serve as placement agent in exchange for a commission equal to six percent (6%) of the total purchase price of the shares sold to CG Capital upon the closing of the Private Placement. See the section entitled “Prospectus Summary—Recent Developments” in this prospectus for more details of the Private Placement.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 240,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. A description of material terms and provisions of our amended and restated certificate of incorporation and bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our amended and restated certificate of incorporation and the bylaws. As of November 28, 2017 there were 15,384,554 shares of common stock outstanding, and no shares of preferred stock outstanding.

On December 18, 2015, we effected a 1-for-25 reverse stock split and 25 shares of our outstanding common stock decreased to one share of common stock. Similarly, the number of shares of common stock issuable upon the exercise of outstanding stock options or warrants, or upon the vesting of outstanding restricted stock units, decreased on a 1-for-25 basis and the exercise price of each outstanding option and warrant increased proportionately.

Common Stock

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine.

Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our amended and restated certificate of incorporation does not provide for the right of stockholders to cumulate votes for the election of directors. Our amended and restated certificate of incorporation establishes a classified Board, divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights. Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Right to receive liquidation distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to holders of our common stock are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of our preferred stock.

The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that we may designate and issue in the future.

Preferred Stock

Our Board is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our Board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company, may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock, and may reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Outstanding Options, Warrants and Restricted Stock Units

As of November 28, 2017, we had outstanding options to purchase an aggregate of 2,852,078 shares of our common stock, with a weighted average exercise price of $5.39.

As of November 28, 2017, we had no shares of common stock issuable upon the vesting of outstanding restricted stock units.

As of November 28, 2017, we had:

●	outstanding warrants initially issued in July 2011 to purchase 49,507 shares of common stock at an exercise price of $1.81 per share, which remain exercisable until March 6, 2020;

●	outstanding warrants initially issued in March 2015 to purchase 210,586 shares of common stock at an exercise price of $1.81 per share, which remain exercisable until March 6, 2020; and

●	outstanding warrants initially issued in October 2015 to purchase 284,602 shares of common stock at an exercise price of $1.91 per share, which remain exercisable until October 27, 2020.

These warrants provide for adjustments in the event of mergers, reorganizations, reclassifications, stock dividends, stock splits or other changes in our corporate structure. Certain of these warrants are subject to price protection, as described in more details in the section entitled “Risk Factors—Risks Relating to our Common Stock and this Offering—If this offering proceeds at a common stock price under $1.81 per share, such price would trigger a price protection provision included in warrants originally issued in July 2011, March 2015 and October 2015, reducing the probability and magnitude of any future share price appreciation.”

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws and Delaware law

Amended and restated certificate of incorporation and bylaws. Our amended and restated certificate of incorporation provides that our Board is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because holders of our common stock do not have cumulative voting rights in the election of directors, stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors. Our Board is able to elect a director to fill a vacancy created by the expansion of the Board or due to the resignation or departure of an existing board member. Our amended and restated certificate of incorporation and bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent, and that only the Board pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders. In addition, our bylaws include a requirement for the advance notice of nominations for election to the Board or for proposing matters that can be acted upon at a stockholders’ meeting. Our amended and restated certificate of incorporation provides for the ability of the Board to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with terms set by the Board, which rights could be senior to those of our common stock. Our amended and restated certificate of incorporation and bylaws also provides that approval of at least 66-2/3% of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws, or repeal the provisions of our amended and restated certificate of incorporation regarding the election of directors and the inability of stockholders to take action by written consent in lieu of a meeting.

The foregoing provisions make it difficult for holders of our common stock to replace our Board. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

●	the transaction is approved by the Board prior to the time that the interested stockholder became an interested stockholder;

●

upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

●

at or subsequent to such time that the stockholder became an interested stockholder, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We do not plan to “opt out” of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

Computershare Shareholder Services, Inc., located in Providence, Rhode Island, Providence County, is the transfer agent and registrar for our common stock in the United States and Computershare Investor Services, Inc., located in Toronto, Ontario, Canada, is the co-transfer agent and registrar for our common stock in Canada.

Listing on the NYSE American

Our common stock is listed on the NYSE American under the symbol “NBY.”

Limitations on Liability and Indemnification

Our amended and restated certificate of incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the registrant shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Under the Delaware General Corporation Law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; and

●	for any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that:

●	we are required to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law, subject to limited exceptions;

●	we may indemnify our other employees and agents as set forth in the Delaware General Corporation Law;

●

we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification; and

●	the rights conferred in the amended and restated bylaws are not exclusive.

We have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify these persons against all direct and indirect costs of any type or nature whatsoever, including attorney’s fees, witness fees, and other out-of-pocket costs of whatever nature, incurred by the director or officer in any action or proceeding, whether actual, pending or threatened, subject to certain limitations, to which any of these people may be made a party by reason of the fact that he or she is or was a director or an executive officer of ours or is or was serving or at any time serves at our request as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

We have purchased insurance on behalf of any person who is or was a director or officer of ours against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

UNDERWRITING

We have entered into an underwriting agreement dated                    , 2017, with H.C. Wainwright & Co., LLC, as the sole book-running manager of this offering.

Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the number of securities set forth opposite its name below:

Underwriter	Number of Shares of Common Stock
H.C. Wainwright & Co., LLC
Total:

        A copy of the underwriting agreement is filed as an exhibit to the registration statement of which this prospectus is a part. The shares of common stock we are offering are being offered by the underwriter subject to certain conditions specified in the underwriting agreement.

        We have been advised by the underwriter that it proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $            per share.

        The underwriting agreement provides that the underwriter's obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement. The underwriter is obligated to purchase and pay for all of the shares offered by this prospectus.

        No action has been taken by us or the underwriter that would permit a public offering of the common stock in any jurisdiction where action for that purpose is required. None of the shares included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of the common stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the common stock in any jurisdiction where that would not be permitted or legal.

        The underwriter has advised us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

Underwriting Discounts, Commissions and Expenses

        We have agreed to pay an underwriter discount equal to 7% of the aggregate gross proceeds raised in this offering. In addition, we will pay the underwriter a management fee equal to 1% of the aggregate gross proceeds in this offering.

        The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

Total
	Per Share	Without Option Exercise	With Option Exercise
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

        We estimate the total expenses payable by us for this offering to be approximately $             , which amount includes (i) an assumed underwriting discount of $             ($              if the underwriter's option to purchase additional shares is exercised in full) based upon the assumed public offering price of $              per share (the last reported sale price of our common stock on the NYSE American on                  , 2017), (ii) an assumed management fee of $              ($              if the underwriter's option to purchase additional shares is exercised in full) based upon the assumed public offering price of $              per share (the last reported sale price of our common stock on the NYSE American on December                  , 2017), (iii) $50,000 non-accountable expense allowance payable to the underwriter, (iv) reimbursement of the accountable expenses of the underwriter equal to $100,000 (none of which has been paid in advance), including the legal fees of the underwriter being paid by us, and (v) other estimated expenses of approximately $             which include legal, accounting, printing costs and various fees associated with the registration and listing of our shares.

        We have also agreed to a tail fee equal to the cash compensation in this offering if any investor to which the underwriter introduced us with respect to this offering during the term of its engagement provides us with further capital in a public or private offering or capital raising transaction, with certain exceptions, during the 12-month period following termination of our engagement of the underwriter.

Option to Purchase Additional Shares

        We have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an additional         shares of common stock at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of this prospectus, to cover over-allotments, if any. If any additional shares of common stock are purchased pursuant to the option to purchase additional shares, the underwriter will offer these shares of common stock on the same terms as those on which the other shares of common stock are being offered hereby.

Listing on the NYSE American

        Our stock is currently traded on the NYSE American under the symbol "NBY."

Lock-up Agreements

        Our officers and directors and certain of our stockholders have agreed with the underwriter to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed in the underwriting agreement, subject to certain exceptions (including the Private Placement), to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the closing of this offering. The underwriter may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriter’s websites or our website and any information contained in any other websites maintained by the underwriter or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization, Short Positions and Penalty Bids

        The underwriter may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

●

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

●

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NYSE American, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

        In connection with this offering, the underwriter also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker's bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Indemnification

        We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriter may be required to make for these liabilities.

Other Relationships

        The underwriter and its respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter has received, or may in the future receive, customary fees and commissions for these transactions.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the securities offered hereby will be passed upon by our counsel, Squire Patton Boggs (US) LLP, Washington, DC. Haynes and Boone, LLP, New York, New York, is acting as counsel for the underwriter in connection with this offering.

EXPERTS

The financial statements as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 have been incorporated by reference in this prospectus in reliance on the report of OUM & Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The web site can be accessed at http://www.sec.gov. Our internet address of is www.novabay.com. Information contained on our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information in this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document already on file with the SEC. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (excluding any document, or portion thereof, to the extent disclosure is furnished and not filed):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 23, 2017;

●

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, 2017 and September 30, 2017 filed with the SEC on May 11, 2017, August 10, 2017 and November 14, 2017, respectively;

●	our Proxy Statements on Schedule 14A filed with the SEC on April 21, 2017 and December 5, 2017, respectively; and

●	our Current Reports on Form 8-K filed with the SEC on May 19, 2017, June 6, 2017, July 10, 2017, September 20, 2017, November 21, 2017, November 28, 2017, and December 12, 2017.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, a copy of the reports and documents that have been incorporated by reference into this prospectus, at no cost. Any such request may be made by writing or telephoning us at the following address or phone number:

NovaBay Pharmaceuticals, Inc.

2000 Powell Street, Suite 1150

Emeryville, CA 94608

(510) 899-8800

Attn: Corporate Secretary

These documents can also be requested through, and are available in, the Investors section of our website, which is located at www.novabay.com/investors, or as described under “Where You Can Find More Information” above. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

                Shares of Common Stock

PROSPECTUS

Sole Book-Running Manager

H.C. Wainwright & Co.

                , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The expenses (other than underwriting discounts and expenses) payable by us in connection with this offering are as follows:

Amount
SEC registration fee		$1,494
FINRA fee		$2,300
Printing and mailing expenses	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Transfer agent fees and expenses	$	*
Miscellaneous	$	*
Total expenses	$	*

* To be filed by amendment.

All expenses are estimated except for the SEC fee and the FINRA fee.

ITEM 14. Indemnification of Directors and Officers.

The registrant’s amended and restated certificate of incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the registrant shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Under the Delaware General Corporation Law, no director will be personally liable to the registrant or the registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the duty of loyalty to the registrant or the registrant’s stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; and

●	for any transaction from which the director derived an improper personal benefit.

The registrant’s amended and restated bylaws provide that:

●	the registrant is required to indemnify the registrant’s directors and executive officers to the fullest extent not prohibited by Delaware law, subject to limited exceptions;

●	the registrant may indemnify the registrant’s other employees and agents as set forth in the Delaware General Corporation Law;

●

the registrant is required to advance expenses to the registrant’s directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification; and

●	the rights conferred in the amended and restated bylaws are not exclusive.

The registrant has entered into indemnification agreements with each of the registrant’s directors and executive officers that require the registrant to indemnify these persons against all direct and indirect costs of any type or nature whatsoever, including attorney’s fees, witness fees, and other out-of-pocket costs of whatever nature, incurred by the director or officer in any action or proceeding, whether actual, pending or threatened, subject to certain limitations, to which any of these people may be made a party by reason of the fact that he or she is or was a director or an executive officer of the registrant or is or was serving or at any time serves at the request of the registrant as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The registrant has purchased insurance on behalf of any person who is or was a director or officer of the registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The underwriting agreement that the registrant may enter into (Exhibit 1.1) may provide for indemnification by any underwriters of the registrant, its directors, its officers who sign the registration statement and the registrant’s controlling persons for some liabilities, including liabilities arising under the Securities Act.

ITEM 15. Recent Sales of Unregistered Securities.

All share and price information in Part II of this registration statement has been adjusted to reflect the 1-for-25 reverse stock split of our common stock effected on December 18, 2015.

During the last three completed fiscal years and to date in the current fiscal year, we sold the following unregistered securities:

Capital Raise	# Of Shares, Units or Warrants	Date
Sale of units consisting of one (1) share of common stock, one (1) 15-month warrant exercisable for one (1) share of common stock at an exercise price of $0.60 per share, and one (1) 5-year warrant exercisable for 0.75 shares of common stock at an exercise price of $0.65 per share to Ramin (Ron) Najafi, Mark M. Sieczkarek and Pioneer Pharma (Singapore) Pte. Ltd. for $0.60 per share, and to certain non-affiliates for $0.50 per share.	370,934	March 3, 2015

Sale of securities consisting of one (1) share of common stock and one (1) warrant exercisable for .5 shares of common stock at an exercise price of $0.78 per share to China Kington Investment Co. Ltd. and Dr. Dean Rider for $0.63 per share.

	435,746 shares and 217,873 warrants	May 18, 2015
Issuance of common stock to March 3, 2015 purchasers Anson Investments Master Fund LP (and other such funds) and the Otto Revocable Trust (and extension of 15-month warrant expiration date to 36 months).	25,400	May 18, 2015
Sale of common stock to Pioneer Pharma (Singapore) Pte. Ltd. and Mark M. Sieczkarek at $1.91 per share and to Jian Ping Fu at $1.81 per share.	1,518,567	February 16, 2016
Sale of an aggregate of 6,173,299 shares of common stock at $1.91 per shares and warrants exercisable for 3,086,651 shares at an exercise price of $1.91 per share.	9,259,950	April 4, 2016

No underwriters were involved in the foregoing sales of securities. The securities described above were issued pursuant to the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, as a transaction to an accredited investor not involving a public offering. The recipients of securities in all such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and option agreements issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
1.1†	Form of Underwriting Agreement
2.1

Agreement and Plan of Merger of NovaBay Pharmaceuticals, Inc. (a California corporation) and NovaBay Pharmaceuticals, Inc. (a Delaware Corporation) (incorporated by reference to Exhibit 2.1 to Post-Effective Amendment No. 2 to Form S-3 (File No. 333-159917) filed with the SEC on July 1, 2010)

3.1(i)	Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 001-33678) filed with the SEC on June 29, 2010)
3.1(i)(a)

Certificate of Amendment of Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 001-33678) filed with the SEC on June 4, 2014)

3.1(i)(b)

Certificate of Amendment of Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 001-33678) filed with the SEC on October 2, 2015)

3.1(i)(c)

Certificate of Amendment of Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 001-33678) filed with the SEC on December 21, 2015)

3.1(ii)	Bylaws (incorporated by reference to Exhibit 3.2 to Form 8-K (File No. 001-33678) filed with the SEC on June 29, 2010)
4.1	Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to Form S-1/A (File No. 333-140714) filed with the SEC on May 29, 2007, as amended)
4.2	Form of Warrant issued in August 2009 Offering (incorporated by reference to Exhibit 4.3 to Form 8-K (File No. 001-33678) filed with the SEC on August 10, 2009)
4.3	Form of Warrant issued in July 2011 Offering, as amended (incorporated by reference to Exhibit 4.1 to Form 10-K (File No. 001-33678) filed with the SEC on March 23, 2017)
4.4	Form of Warrant issued in December 2012 Offering (incorporated by reference to Exhibit 4.1 to Form 8-K (File No. 001-33678) filed with the SEC on December 6, 2012)
4.5	Form of Warrant issued in March 2014 Offering (incorporated by reference to Exhibit 4.1 to Form 8-K (File No. 001-33678) filed with the SEC on March 20, 2014)
4.6	Form of Warrant issued in March 2015 Offering (issued with 15-month term), as amended (incorporated by reference to Exhibit 4.2 to Form 10-K (File No. 001-33678) filed with the SEC on March 23, 2017)
4.7	Form of Warrant issued in March 2015 Offering (issued with 5-year term), as amended (incorporated by reference to Exhibit 4.3 to Form 10-K (File No. 001-33678) filed with the SEC on March 23, 2017)
4.8	Form of Warrant issued in May 2015 Offering (incorporated by reference to Exhibit 4.7 to Form 10-Q (File No. 001-33678) filed with the SEC on August 13, 2015)
4.9	Form of Warrant issued in October 2015 Offering (incorporated by reference to Exhibit 4.5 to Form 10-K (File No. 001-33678) filed with the SEC on March 23, 2017)
4.10	Form of Warrant issued in May and August 2016 offering (incorporated by reference to Exhibit 4.1 to Form 8-K (File No. 001-33678) filed with the SEC on April 5, 2016)
4.11

Registration Rights Agreement (between the Company, Pioneer Pharma (Singapore) Pte. Ltd., and Anson Investments Master Fund LP, et al.) (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-33678) filed with the SEC on March 9, 2015)

4.12

Registration Rights Agreement (between the Company, China Kington Investment Co. Ltd. and Dr. Dean Rider) (incorporated by reference to Exhibit 4.9 to Form 10-Q (File No. 001-33678) filed with the SEC on August 13, 2015)

4.13	Registration Rights Agreement (among the Company and each of purchasers named therein) (incorporation by reference to Exhibit 4.2 to Form 8-K (File No. 001-33678) filed with the SEC on April 5, 2016)
4.14	Promissory Note payable to Mark Sieczkarek (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-33678) filed with the SEC on January 6, 2016)
4.15	Promissory Note payable to The Gail J. Maderis Revocable Trust (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-33678) filed with the SEC on January 6, 2016)
4.16	Promissory Note payable to T. Alex McPherson (incorporated by reference to Exhibit 10.3 to Form 8-K (File No. 001-33678) filed with the SEC on January 6, 2016)
4.17	Promissory Note payable to Pioneer Pharma (Singapore) Pte. Ltd. (incorporated by reference to Exhibit 10.4 to Form 8-K (File No. 001-33678) filed with the SEC on January 6, 2016)
4.18	Promissory Note payable to Jian Ping Fu (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-33678) filed with the SEC on January 14, 2016)
4.19

Collateral Agency and Intercreditor Agreement (among China Kington Asset Management Co. Ltd. and the lenders named therein) (incorporated by reference to Exhibit 10.5 to Form 8-K (File No. 001-33678) filed with the SEC on January 6, 2016)

4.20	Security Agreement (between the Company and China Kington Asset Management Co. Ltd.) (incorporated by reference to Exhibit 10.6 to Form 8-K (File No. 001-33678) filed with the SEC on January 6, 2016)
5.1†	Opinion of Squire Patton Boggs (US) LLP
10.1

Indemnity Agreement (Form of Indemnity Agreement between the Company and its Directors and Officers) (incorporated by reference to Exhibit 10.1 to Form 10-Q (File No. 001-33678) filed with the SEC on August 12, 2010)

10.2	NovaCal Pharmaceuticals, Inc. 2002 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Form S-1/A (File No. 333-140714) filed with the SEC on March 30, 2007)
10.3	NovaCal Pharmaceuticals, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.2 to Form S-1/A (File No. 333-140714) filed with the SEC on March 30, 2007)
10.4	NovaBay Pharmaceuticals, Inc. 2007 Omnibus Incentive Plan (as amended and restated) (incorporated by reference to Exhibit 99.1 to Form S-8 (File No. 333-215680) filed with the SEC on January 24, 2017)
10.5

NovaBay Pharmaceuticals, Inc. 2007 Omnibus Incentive Plan (Form Agreements to the 2007 Omnibus Incentive Plan) (incorporated by reference to Exhibit 10.3 to Form S-1/A (File No. 333-140714) filed with the SEC on May 29, 2007)

10.6	NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 to Form S-8 (File No. 333-218469) filed with the SEC on June 2, 2017)
10.7

Forms of agreements for use under the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.2 to Form S-8 (File No. 333-218469) filed with the SEC on June 2, 2017)

10.8	Executive Officer Cash Bonus Structure (incorporated by reference to Exhibit 10.4 to Form 10-K (File No. 001-33678) filed with the SEC on March 27, 2012)
10.9	Non-Employee Director Compensation Plan (effective January 1, 2017) (incorporated by reference to Exhibit 10.7 to Form 10-K (File No. 001-33678) filed with the SEC on March 23, 2017)
10.10	Long-Term Strategic Bonus Structure for Executives (incorporated by reference to Form 8-K (File No. 001-33678) filed with the SEC on April 24, 2013)
10.11

Office Lease between Emery Station Associates II, LLC (Landlord) and NovaCal Pharmaceuticals, Inc. (Tenant), Emerystation North (incorporated by reference to Exhibit 10.10 to Form S-1/A (File No. 333-140714) filed with the SEC on March 30, 2007)

10.12

Fifth Amendment to Lease between Emery Station Office II, LLC (Landlord) and NovaCal Pharmaceuticals, Inc. (Tenant), Emerystation North Project (incorporated by reference to Exhibit 10.20 to Form 10-K (File No. 001-33678) filed with the SEC on March 14, 2008)

10.13

Sixth Amendment to Lease between Emery Station Office II, LLC (Landlord) and NovaCal Pharmaceuticals, Inc. (Tenant), Emerystation North Project (incorporated by reference to Exhibit 10.1 to Form 10-Q/A (File No. 001-33678) filed with the SEC on November 14, 2008)

10.14

Seventh Amendment to Lease between Emery Station Office II, LLC (Landlord) and NovaCal Pharmaceuticals, Inc. (Tenant), Emerystation North Project (incorporated by reference to Exhibit 10.2 to Form 10-Q (File No. 001-33678) filed with the SEC on August 9, 2012)

10.15

Eighth Amendment to Lease between Emery Station Office II, LLC (Landlord) and NovaCal Pharmaceuticals, Inc. (Tenant), Emerystation North Project (incorporated by reference to Exhibit 10.19 to Form 10-K (File No. 001-33678) filed with the SEC on March 4, 2016)

10.16	Sublease Agreement (between the Company and Zymergen, Inc., dated July 11, 2016) (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-33678) filed with the SEC on July 15, 2016)
10.17	Office Lease (between the Company and KBSIII Towers at Emeryville, LLC) (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-33678) filed with the SEC on August 26, 2016)
10.18+

Collaboration and License Agreement by and between NovaBay Pharmaceuticals, Inc. and Galderma S.A. (incorporated by reference to Exhibit 10.2 to Form 10-Q/A (File No. 001-33678) filed with the SEC on August 4, 2009)

10.19+	Amendment No. 1 to the Collaboration and License Agreement (incorporated by reference to Exhibit 10.18 to Form 10-K (File No. 001-33678) filed with the SEC on March 30, 2010)
10.20+	Amendment No. 2 to the Collaboration and License Agreement (incorporated by reference to Exhibit 10.24 to Form 10-K (File No. 001-33678) filed with the SEC on March 10, 2011)
10.21+

International Distribution Agreement (by and between the Company and Pioneer Pharma Co. Ltd.) (incorporated by reference to Exhibit 10.18 to Form 10-K (File No. 001-33678) filed with the SEC on March 27, 2012)

10.22

Assignment and Assumption Agreement (Assignment of International Distribution Agreement (Pioneer Pharma) to Naqu Area Pioneer Co. Ltd.) (incorporated by reference to Exhibit 10.28 to Form 10-K (File No. 001-33678) filed with the SEC on March 26, 2015)

10.23+

International Distribution Agreement (by and between the Company and Naqu Area Pioneer Co. Ltd.) (incorporated by reference to Exhibit 10.1 to Form 10-Q (File No. 001-33678) filed with the SEC on November 1, 2012)

10.24

First Amendment to International Distribution Agreement (by and between the Company and Naqu Area Pioneer Co. Ltd.) (incorporated by reference to Exhibit 10.2 to Form 10-Q (File No. 001-33678) filed with the SEC on May 1, 2014)

10.25

Second Amendment to International Distribution Agreement (by and between the Company and Naqu Area Pioneer Co. Ltd) (incorporated by reference to Exhibit 10.3 to Form 10-Q (File No. 001-33678) filed with the SEC on May 1, 2014)

10.26+

Agreement (Amendments to International Distribution Agreements by and between the Company and Naqu Area Pioneer Co. Ltd.) (incorporated by reference to Exhibit 10.29 to Form 10-K (File No.001-33678) filed with the SEC on March 26, 2015)

10.27

Master Security Agreement (between the Company and General Electric Capital Corporation) (incorporated by reference to Exhibit 10.14 to Form S-1/A (File No. 333-140714) filed with the SEC on May 29, 2007)

10.28

Executive Employment Agreement dated June 2, 2017 (Employment Agreement of Mark M. Sieczkarek) (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-33678) filed with the SEC on June 6, 2017)

10.29	Executive Employment Agreement (Employment Agreement of Thomas J. Paulson) (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-33678) filed with the SEC on January 5, 2016)
10.30	Executive Employment Agreement (Employment Agreement of Justin M. Hall) (incorporated by reference to Exhibit 10.3 to Form 8-K (File No. 001-33678) filed with the SEC on January 5, 2016)
10.31

NovaBay Pharmaceuticals, Inc. Common Stock Purchase Agreement (between the Company and Pioneer Pharma (Singapore) Pte. Ltd.) (incorporated by reference to Exhibit 10.29 to Form 10-K (File No. 001-33678) filed with the SEC on March 6, 2014)

10.32

At-the-Market Offering Agreement (between the Company and Ascendiant Capital Markets, LLC) (incorporated by reference to Exhibit 1.1 to Form 8-K (File No. 001-33678) filed with the SEC on October 17, 2014)

10.33

Securities Purchase Agreement (between the Company, Pioneer Pharma (Singapore) Pte. Ltd., and Anson Investments Master Fund LP, et al.) (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-33678) filed with the SEC on March 9, 2015)

10.34

Stock Purchase Agreement (between the Company and the purchasers pursuant to the March 3, 2015 Securities Purchase Agreement) (incorporated by reference to Exhibit 10.2 to Form 10-Q (File No. 001-33678) filed with the SEC on August 13, 2015)

10.35

Securities Purchase Agreement (between the Company, China Kington Investment Co. Ltd. and Dr. Dean Rider) (incorporated by reference to Exhibit 10.1 to Form 10-Q (File No. 001-33678) filed with the SEC on August 13, 2015)

10.36

NovaBay Pharmaceuticals Underwriting Agreement (between the Company and Roth Capital Partners, LLC) (incorporated by reference to Exhibit 1.1 to Form 8-K (File No. 001-33678) filed with the SEC on October 27, 2015)

10.37	Securities Purchase Agreement (between the Company and Jian Ping Fu) (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-33678) filed with the SEC on February 17, 2016)
10.38

Securities Purchase Agreement (between the Company and Pioneer Pharma (Singapore) Pte. Ltd.) (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-33678) filed with the SEC on February 17, 2016)

10.39	Securities Purchase Agreement (between the Company and Mark M. Sieczkarek) (incorporated by reference to Exhibit 10.3 to Form 8-K (File No. 001-33678) filed with the SEC on February 17, 2016)
10.40	Separation Agreement (between the Company and Ramin "Ron" Najafi) (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-33678) filed with the SEC on November 19, 2015)
10.41

Amendment to Separation Agreement, dated December 15, 2016 (between the Company and Ramin "Ron" Najafi) (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-33678) filed with the SEC on December 19, 2016)

10.42	Separation Agreement, dated February 29, 2016 (between the Company and Roy Wu) (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-33678) filed with the SEC on March 1, 2016)
10.43	Employment Agreement with John McGovern, dated July 6, 2017(incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-33678) filed with the SEC on July 10, 2017)
10.44

Securities Purchase Agreement (among the Company and each of the purchasers named therein) (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-33678) filed with the SEC on April 5, 2016)

10.45	Commission structure for warrant exercise (incorporated by reference to Exhibit 1.01 to Form 8-K (File No. 001-33678) filed with the SEC on September 30, 2016)
10.46

Amended and Restated Share Purchase Agreement dated November 20, 2017 (between the Company and Ch-gemstone Capital (Beijing) Co., Ltd.) (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-33678) filed with the SEC on November 21, 2017)

10.47

Executive Employment Agreement, effective December 1, 2017 (Employment Agreement of Lewis Stuart)-(incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-33678) filed with the SEC on November 28, 2017)

10.48	Non-Employee Director Compensation Plan (effective January 1, 2018)
23.1	Consent of OUM & Co. LLP
23.2†	Consent of Squire Patton Boggs (US) LLP (Reference is made to Exhibit 5.1)
24.1	Power of Attorney (set forth on the signature page of the Registration Statement)

† To be filed by amendment.

+ The Company has been granted confidential treatment with respect to certain portions of this exhibit, which have been separately filed with the Securities and Exchange Commission.

(b) Financial Statement Schedules

No financial statement schedules have been provided because the information is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of NovaBay pursuant to the foregoing provisions, or otherwise, NovaBay has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by NovaBay of expenses incurred or paid by a director, officer or controlling person of NovaBay in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NovaBay will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by NovaBay pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Emeryville, State of California, on December 15, 2017.

NOVABAY PHARMACEUTICALS, INC.

/s/ Mark M. Sieczkarek
Mark M. Sieczkarek
Chief Executive Officer and President, Chairman of the Board of Directors

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark M. Sieczkarek and Justin Hall, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Mark M. Sieczkarek	Chief Executive Officer and President, Chairman of the Board of Directors	December 15, 2017
Mark M. Sieczkarek	(principal executive officer)

/s/ John J. McGovern	Chief Financial Officer and Treasurer	December 15, 2017
John J. McGovern	(principal financial and accounting officer)

/s/ Paul E. Freiman	Director	December 15, 2017
Paul E. Freiman, Ph.D.

/s/ Xinzhou Li	Director	December 15, 2017
Xinzhou Li

/s/ Xiaoyan (Henry) Liu	Director	December 15, 2017
Xiaoyan (Henry) Liu

/s/ Yonghao (Carl) Ma	Director	December 15, 2017
Yonghao (Carl) Ma, Ph.D.

/s/ Gail J. Maderis	Director	December 15, 2017
Gail J. Maderis

/s/ Mijia (Bob) Wu	Director	December 15, 2017
Mijia (Bob) Wu, M.B.A.

/s/ Todd Zavodnick
Todd Zavodnick	Director	December 15, 2017